EXECUTION COPY
                                                                 EXHIBIT 10.7



                     AMENDED AND RESTATED COMPANY AGREEMENT



                                       OF



                       THE AMALGAMATED SUGAR COMPANY LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY




                                 MEMBER MANAGED

                     AMENDED AND RESTATED COMPANY AGREEMENT

     This Company Agreement (this "Agreement" or this "Company Agreement") of The Amalgamated Sugar Company LLC, a limited liability company organized pursuant to the Act, was entered into and was effective as of the Effective Date, by and among the Company, ASC Holdings, Inc. (then known as The Amalgamated Sugar Company, a Utah corporation) ("AGM") and Snake River Sugar Company, an Oregon cooperative ("SRSC"), and is amended and restated as of October 14, 2005 to reflect changes made pursuant to the (i) First Amendment to Company Agreement dated as of May 14, 1997 among the Company, SRSC, AGM, and the Amalgamated Collateral Trust, a Delaware business trust (the "Trust"), (ii) Second Amendment to Company Agreement dated as of November 30, 1998 among the Company, SRSC, AGM and the Trust and (iii) Third Amendment to Company Agreement dated as of October 19, 2000 among the Company, SRSC, AGM and the Trust, as well as other changes made pursuant to this amendment and restatement. All references to this Company Agreement or this Agreement shall mean this Company Agreement, as so amended and restated. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to such terms in Article II.


                                    ARTICLE I
                                    FORMATION

1.1 ORGANIZATION. AGM and SRSC organized the Company as a Delaware limited liability company pursuant to the provisions of the Act by filing that certain Certificate of Formation with the Secretary of State of Delaware on December 20, 1996, and by entering into that certain Formation Agreement by and among AGM, SRSC and the Company, dated as of January 3, 1997, to be effective for tax and accounting purposes as of December 31, 1996, with Exhibit D-7 thereto amended by the Second Amendment to Memorandum of Agreement Between SRSC and the Company dated September 30, 1998 (the "Formation Agreement").

1.2 NAME. The name of the Company is The Amalgamated Sugar Company LLC, and all business of the Company shall be conducted under that name except to the extent necessary for qualification purposes in those states where AGM's presence initially requires the Company to use a trade name or with the consent of all of the Members.

1.3 EFFECTIVE DATE. This Company Agreement became effective upon January 3, 1997, the closing under the Formation Agreement (the "Effective Date").

1.4 TERM. The term of the Company commenced on the Effective Date and will continue until the Company shall be dissolved and its affairs wound up in accordance with the Act or this Company Agreement.

1.5 REGISTERED AGENT AND OFFICE. The Company's initial registered office and the name of its initial registered agent at such address shall be as set forth in the Company's Certificate of Formation. The Management Committee may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Management Committee shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Management Committee shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address upon notice to the other Members.

1.6 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be 3184 Elder Street, Boise, Idaho, 83705. The Company may locate its place of business to any other place or places as the Management Committee may from time to time deem advisable.


                                   ARTICLE II
                                   DEFINITIONS

For purposes of this Company Agreement, unless the context clearly indicates otherwise, and subject to the provisions of Article XIX of this Company Agreement, the following terms shall have the following meanings:

ACCRUAL - means the sum of (i) the positive excess, if any, of (A) the product of $2,224,781 times the cumulative number of months which have elapsed during any Fiscal Year of the Company, commencing with January 1, 1997, less (B) the cash distributions to all Members pursuant to Section 9.3.1(a) in connection with such months and less the cash distributions pursuant to Section 9.3.1(b)(i) for the Fiscal Year relating to such months, plus (ii) interest on any amount determined pursuant to clause (i), compounded annually, at an annual rate of 10.145%, calculated on a daily basis from the date cash distributions for such month are or would have been made pursuant to Section 9.3.1(a) to the date the Accrual relating to such date is actually distributed to the Members pursuant to
Section 9.3.1; provided, however, that commencing on April 1, 2000, interest pursuant to clause (ii) shall be at an annual rate of 6.49% and shall no longer be compounded, but all interest accrued prior to April 1, 2000 (including compounded interest) shall continue to be included in the determination of Accrual and provided further, however, that no interest (including compounded interest) shall continue to bear interest pursuant to clause (ii) subsequent to March 31, 2000."

ACCRUAL THRESHOLD - means the amount of (A) $31,526,316.00 from October 14, 2005 through October 30, 2005, (B) $18,300,000.00 from October 31, 2005 to November 29, 2005, (C) $11,300,000.00 from November 30, 2005 to December 30, 2005, (D)
$10,000,000.00  from  December 31, 2005 to January 30, 2006,  (E)  $9,000,000.00
from January 31, 2006 to February 27, 2006, (F) $8,200,000.00 from February 28, 2006 to March 30, 2006, (G) $7,500,000.00 from March 31, 2006 to April 29, 2006,
(H) $6,600,000.00  from April 30, 2006 to May 30, 2006, (I)  $5,800,000.00  from
May 31, 2006 to June 29, 2006, (J) $5,000,000.00  from June 30, 2006 to July 30,
2006, (K) $4,200,000.00 from July 31, 2006 to August 30, 2006, (L) $3,300,000.00 from August 31, 2006 to September 29, 2006, (M) $2,500,000.00 from September 30, 2006 to October 30, 2006, (N) $1,600,000.00 from October 31, 2006 to November
29, 2006,  (O) $800,000  from November 30, 2006 to December 30, 2006 and (P) nil from December 31, 2006 and thereafter, provided, however, that if (i) any Beet Payment Reduction taken by the Company in order to generate Distributable Cash sufficient to ensure that the Accrual does not exceed the Accrual Threshold would result in SRSC paying to its grower members a SRSC Beet Payment for any crop year that aggregated less than $1,000 per acre and (ii) Distributable Cash for the Fiscal Year that includes the date on which the last payment of the SRSC Beet Payment for such crop year is paid would be greater than $26,697,372, then the Accrual Threshold shall be increased from the amounts specified above by the lesser of (y) the amount necessary to decrease such Distributable Cash to $26,697,372 and (z) the amount necessary to increase such SRSC Beet Payment to $1,000 per acre, and provided further, however, that any such increase in the Accrual Threshold from the amounts specified above shall be temporary and shall, subject to the conditions provided herein, revert back to the amounts specified above for all subsequent periods at the earliest possible month, and provided further, however, that once the Accrual Threshold has been reduced to nil in accordance with the terms of this definition, it shall thereafter remain at nil for all periods, regardless of the actual level of Distributable Cash for any Fiscal Year and regardless of the SRSC Beet Payment actually paid by SRSC to its grower members for any crop year .

ACT - means the Delaware Limited Liability Company Act, as amended from time to time.

ADDITIONAL MEMBER - means a Person other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.

AFFILIATE - means , at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

AGENT - means Northwest Farm Credit Services, FLCA, as the agent for the benefit of the purchasers under the Note Purchase Agreement and the NWFC Pledge and Security Agreement, and any successor agent pursuant to the terms of such agreements.

AGGREGATE CONSOLIDATED NET INCOME - means, as at any date of determination, the aggregate Consolidated Net Income of the Company and its Subsidiaries during the thirty-six (36) month period then most recently ended.

AGM - has the meaning set forth in the preamble to this Company Agreement.

AGM CAPITAL INTEREST - means the proportion that the positive Capital Account of a Member holding the AGM Interest bears to the aggregate positive Capital Accounts of all Members holding the AGM Interest whose Capital Accounts have positive balances as may be adjusted from time to time.

AGM INTEREST - means the Membership Interest received by AGM on the Effective Date and transferred to the Trust on May 14, 1997.

ANNUAL OPERATING PLAN - has the meaning set forth in Section 7.2.1.

ARTICLES - means the Certificate of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of Delaware.

ASSIGNEE - means a Person to whom a Membership Interest has been transferred who has not been admitted as a Substitute Member.

ASSIGNING MEMBER - has the meaning set forth in Section 5.1.2.

BANK INDEBTEDNESS - means revolving Indebtedness in a principal amount not to exceed $150 million incurred by the Company in connection with providing working capital for the Company, and any refinancing of such Indebtedness with a bank or other financial institution, provided that, without the written consent of the holders of a Majority of the AGM Interest, the maximum amount of Indebtedness permitted to be incurred in any such refinancing does not increase over the maximum amount of Indebtedness outstanding immediately prior to such refinancing, and the terms and conditions of such refinancing do not materially adversely affect the holders of the AGM Interest.

BANKRUPT MEMBER - means a Member which has commenced any proceeding under any bankruptcy, debt arrangement, or insolvency law of any jurisdiction, whether now or hereafter in effect, or a Member against which any such proceeding has been commenced and to which the Member by any act or omission has indicated approval thereof, consent thereto or acquiescence therein, or as to which an order shall be entered and remain in effect for more than 120 days approving the petition in any such proceeding.

BEET PAYMENT - means the payments by the Company to SRSC for sugarbeets that would have been incurred if the Company made such payments at the times and pursuant to the terms and conditions as set forth in the Agreement attached as Exhibit D-7 to the Formation Agreement, as amended through September 30, 1998.

BEET PAYMENT REDUCTION - means the amount by which the Beet Payment must be reduced in order for the LLC to generate at least $25 million of Distributable Cash in each Fiscal Year beginning with the Fiscal Year ending December 31, 2005.

BUSINESS - has the meaning set forth in Article III.

BUSINESS DAY - means any day excluding a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Idaho or is a day on which banking institutions located in such state are closed.

CAPITAL ACCOUNT - means, as of any given date, the Capital Contributions to the Company by a Member or Assignee as adjusted up to the date in question pursuant to Article VIII.

CAPITAL CONTRIBUTION - means any contribution to the capital of the Company in cash or Property by a Member or Assignee pursuant to Article VIII.

CAPITAL LEASE OBLIGATIONS - means with respect to any Person and a Capital Lease (which means, at any time, a lease with respect to which he lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP), the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person

CCC LOANS - means loans made by the Commodity Credit Corporation or any successor entity to the Company.

CHANGE OF CONTROL EVENT - means the termination of full-time employment with the Company as a result of resignation or removal (for any reason) of any five of the following nine individuals prior to the expiration of such individual's employment contract in effect as of October 14, 2005: Ralph C. Burton, K. Pete Chertudi, W. E. "Bill" Smith, David L. Budge, Victor J. Jaro, Wayne P. Neeley, Dennis D. Costesso, Joseph P. Huff and John C. McCreedy.

CODE - mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended, and any reference to a section of the Code shall include any successor section or provision of the Code.

COMPANY - means The Amalgamated Sugar Company LLC, a limited liability company formed under the Act, and any successor limited liability company.

COMPANY AGREEMENT - means this Company Agreement including all amendments adopted in accordance with this Company Agreement and the Act.

COMPANY MINIMUM GAIN - means the gain (regardless of character) which would be realized by the Company if the Property subject to a nonrecourse debt (other than a "partner nonrecourse debt" as such term is defined in Section 1.704-2(b)(4) of the Regulations) were disposed of in full satisfaction of such debt on the relevant date. Such amount shall be computed separately for each nonrecourse liability of the Company. For this purpose the adjusted basis of Property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to the outstanding balances of such liabilities and the adjusted basis of Property subject to two or more liabilities of unequal priority shall be allocated to the liability of inferior priority only to the extent of the excess, if any, of the adjusted basis of such Property over the aggregate outstanding balance of the liabilities of superior priority. If Property is reflected in the Capital Accounts of the Company at other than its basis, Company Minimum Gain shall be determined by using the amount recorded for such Property in determining Capital Accounts instead of the basis of such Property.

COMPANY TRUSTEE - has the meaning given in the Deposit Trust Agreement.

CONSOLIDATED - means with respect to the accounting item with respect to any Person, such item on a consolidated basis for such Person and its Subsidiaries.

CONSOLIDATED NET INCOME - means with respect to any Person, Consolidated gross revenues less all operating and non-operating expenses and other proper charges determined in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income:

          (1) extraordinary gains;

          (2) gains or losses resulting from the sale or other disposition of capital assets;

          (3) undistributed earnings of non-Subsidiary Investments;

          (4) gains arising from changes in accounting principles;

          (5) gains arising from the write-up of assets;

          (6) any earnings of a Person acquired by the Company or any Subsidiary of the Company prior to the date such acquisition occurs; and

          (7)  any   gains  or  losses   resulting   from  the   retirement   or
extinguishment of Debt.

CONSOLIDATED TANGIBLE ASSETS - means the total net book value of all assets of the Company and its Subsidiaries (excluding goodwill, trade names, copyrights, trademarks, other intangible assets, and write-ups of assets after October 14,
2005) determined on a Consolidated basis as of the last day of the Company's most recently ended fiscal year.

CONTROL ACTION - means the exercise by the holders of the AGM Interest of their rights under Article XVI of this Company Agreement.

CURRENT DEBT - means any Debt that is payable on demand or that matures within one year, without any option on the part of the borrower or issuer thereunder to extend or renew such Debt for a period of more than one year from the date of original issuance or borrowing. Notwithstanding the foregoing, Current Debt shall include the Bank Indebtedness and the CCC Loans.

DEBT - means , with respect to any Person:

          (a) any indebtedness for borrowed money, (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes, or otherwise representing the deferred purchase price of property or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable),

          (b) indebtedness of a third party secured by Liens on the assets of such Person or a Subsidiary of such Person,

          (c) Capital Lease Obligations,

          (d) Guarantees,

          (e) with the exception of the AGM Interest, capital stock (or similar equity interests) that provides for mandatory redemption or repurchase or repurchase at the option of the holder thereof (and, if such Person is a Subsidiary of the Company, all capital stock (or similar equity interests) which is preferred as to liquidation and is held by Persons other than the Company or a Wholly-Owned Subsidiary of the Company);

          (f) obligations with respect to Swaps, letters or credit and similar obligations; and

          (g) modifications, renewals and extensions of the above.

DEFICIT CAPITAL ACCOUNT - means the deficit balance, if any, in a Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

     (1) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Regulations); and

     (2) debit to such Capital Account of the items described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

DEPOSIT TRUST AGREEMENT - means the Deposit Trust Agreement dated as of May 14, 1997, as amended as of October 14, 2005, and as the same may be further amended, supplemented or otherwise modified from time to time, between AGM and Wilmington Trust Company, a Delaware banking corporation,

DEPRECIATION - means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

DISPOSITION (OR DISPOSE) - means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

DISTRIBUTABLE CASH - means, without duplication (A) the Company's net income for financial statement purposes for each Fiscal Year, calculated in accordance with GAAP, plus (i) actual book depreciation, depletion, amortization and interest expense included in the calculation of net income, less (ii) actual capital expenditures and actual interest paid (net of interest capitalized); provided, however, that in calculating net income (x) the first-in, first-out method of accounting for inventories shall be used regardless of the method actually used by the Company to account for inventories, (y) expenses to reflect the cost to purchase sugarbeets shall not exceed the Beet Payment, regardless of the actual expense amounts recorded or payments made for sugarbeets by the Company and (z) net income shall exclude any income or expense realized upon a Major Capital Event, and (B) any net cash proceeds to the Company generated from a Major Capital Event. For purposes of Section 9.3.1, the term Distributable Cash shall not include net cash proceeds to the Company from a Major Capital Event.

EFFECTIVE DATE - has the meaning set forth in Section 1.3.

EXCESS BEET PAYMENT - means the amounts, if any, by which the Company's expenses to purchase sugarbeets exceeded the Beet Payment during such Fiscal Year.

FAIR MARKET VALUE - means at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

FISCAL YEAR - means the Company's fiscal year beginning January 1 and ending December 31 of each year.

FORMATION AGREEMENT - has the meaning set forth in Section 1.1.

FUNDED DEBT - means all Debt other than Current Debt.

GAAP - means United States generally accepted accounting principles applied on a basis consistent with the accounting practices used by AGM during its 1996 fiscal year.

GROSS ASSET VALUE - means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
     (1) The initial Gross Asset Value of any asset contributed by a Member or Assignee to the Company shall be the gross fair market value of such asset, as determined by the contributing Member or Assignee and the Management Committee, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 8.1 shall be as set forth in APPENDIX A.

     (2) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the unanimous vote of the Members as of the following times: (a) the acquisition of an additional interest by any new or existing Member or Assignee in exchange for more than a de minimis contribution of Property (including money); (b) the distribution by the Company to a Member or Assignee of more than a de minimis amount of Property (including money) as consideration for a Membership Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g): provided, however, that adjustments pursuant to clauses
(a) and (b) above shall be made only if the Management Committee reasonably determines in good faith that such adjustments are necessary to reflect the relative economic interests of the Members in and the Assignees of the Company.

     (3) The Gross Asset Value of any Company asset distributed to any Member or Assignee shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the unanimous vote of the Members.

     (4) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-l(b)(2)(iv)(m) and Section 8.3 and subsection (4) under the definition of Net Profits and Net Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent the Management Committee determines that an adjustment pursuant to subsection (2) of this definition is necessary in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (1), (2) or (4) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

GUARANTEES - means with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to (i) maintain the solvency or any balance sheet or other financial condition of another Person or (ii) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. Guarantees shall include obligations of partnerships and joint ventures of which such Person or any Subsidiary is a general partner or co-venturer that is not expressly non-recourse to such Person or such Subsidiary.

INDEBTEDNESS - means all indebtedness for borrowed money, indebtedness evidenced
by  notes,   debentures,   bonds  or  similar  instruments,   capitalized  lease
obligations, and any guarantees of the obligations of another Person.

INVESTMENT - means any investment, made in cash or by delivery of property, by the Company or any of its Subsidiaries in any Person, whether by acquisition of stock, Debt or other obligation or Security (as defined in Section 2(1) of the Securities Act of 1933, as amended from time to time), or by loan, Guarantee, advance, capital contribution or otherwise.

INFORMATION - has the meaning set forth in Section 15.4.

INITIAL CAPITAL CONTRIBUTION - means the Capital Contributions agreed to be made by the Initial Members as of January 3, 1997, as described in Section 8.1 and as specifically described on APPENDIX A.

INITIAL MEMBERS - means AGM and SRSC.

INSURANCE EVENT - means any transaction or series of transactions involving payment in connection with any condemnations, easements, net recoveries of damage awards and insurance proceeds (other than incident to or resulting in the liquidation of the Company), which payment exceeds $50,000 and is not promptly reinvested in the Company's business.

MAJOR CAPITAL EVENT - means any transaction or series of transactions  involving
(i) any sale, transfer or other disposition of all or substantially all of the Company's assets (other than in the ordinary course of business), (ii) any Insurance Event, or (iii) any financing or refinancing the purpose of which financing or refinancing is to distribute all or part of the proceeds to the Members.

MAJORITY OF THE SR INTEREST - means holders of the SR Interest which taken together exceed 50% of the SR Capital Interests and, for purposes of Article XIII, 50% of the interest in Profits allocable to holders of the SR Capital Interest.

MAJORITY OF THE AGM INTEREST - means holders of the AGM Interest which taken together exceed 50% of the AGM Capital Interests and, for purposes of Article XIII, 50% of the interest in Profits allocable to holders of the AGM Capital Interest.

MANAGEMENT COMMITTEE - has the meaning set forth in Section 5.1.

MATERIAL - means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

MATERIAL ADVERSE EFFECT - means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Company Agreement, or (c) the validity or enforceability of the Company Agreement.

MEMBER - means an Initial Member, Substituted Member or Additional Member, provided, that when used in connection with the distribution of cash and the allocation of profit, loss and other items under Article IX, Member shall include any Assignee.

MEMBERSHIP INTEREST - means the rights of a Member or, in the case of an Assignee, the rights of the assigning Member, in distributions (liquidating or otherwise) and allocations of the Net Profits, Net Losses and other federal income tax items of gains, deductions and credits of the Company.

MEMBER MINIMUM GAIN - means the gain (regardless of character) which would be realized by the Company if Property subject to a "partner nonrecourse debt" (as such term is defined in Section 1.704-2(b)(4) of the Regulations) were disposed of in full satisfaction of such debt on the relevant date. The adjusted basis of Property subject to more than one partner nonrecourse debt shall be allocated in a manner consistent with the allocation of basis for purposes of determining Company Minimum Gain under this Company Agreement.

NET PROFITS or NET LOSSES - means, for each taxable year of the Company, an amount equal to the Company's net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with (a) the accounting method and rules used by the Company and
(b) Section 703 of the Code, with the following adjustments:

     (1) Any items of income, gain, loss and deduction specifically or specially allocated to Members or Assignees pursuant to Section 9.2 shall not be taken into account in computing Net Profits or Net Losses;

     (2) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses shall be added to such taxable income or loss;

     (3) Any expenditure of the Company described or deemed described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses shall be subtracted from such taxable income or loss;

     (4) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

     (5) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

     (6) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

     (7) To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Section 732(d), 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

NOTE PURCHASE AGREEMENT - means the Note Purchase Agreement dated as of October 17, 2005, among the Agent, SRSC and the purchasers named therein, pursuant to which SRSC issued the Senior Notes.

NWFC PLEDGE AND SECURITY AGREEMENT - means the Pledge and Security Agreement dated as of October 17, 2005 from SRSC to Agent, as agent for the benefit of the holders of the Senior Notes.

PERCENTAGE OF EARNINGS CAPACITY - means, with respect to assets of the Company, and/or its Subsidiaries Transferred or proposed to be Transferred, the ratio (expressed as a percentage) of (i) Consolidated Net Income produced by or attributable to such assets during the thirty-six (36) month period most recently ended prior to the date of their Transfer or proposed Transfer to (ii) Aggregate Consolidated Net Income.

PERSON - means an individual, a partnership, a limited liability company, a cooperative, a corporation, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

PLANT COLLATERAL - has the meaning given in the Note Purchase Agreement.

PROPERTY - means any property real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future. PUT OPTION CONSIDERATION - means the sum of $250,000,000 (in the sale of all of the AGM Interest originally issued) or the applicable portion thereof (in the sale of a portion of the AGM Interest), plus any Retained Amounts (or, in the case of the sale of a portion of the AGM Interest, the part of any Retained Amounts relating to such portion). PUT NOTICE - has the meaning set forth in Section 18.1. PUT OPTION - has the meaning set forth in Section 18.1. REDEMPTION DATE - has the meaning set forth in Section 17.2. REDEMPTION PRICE - means the sum of $250,000,000 (in the redemption of all of the AGM Interest originally issued) or the applicable portion thereof (in the redemption of a portion of the AGM Interest), plus any Retained Amounts (or, in the case of the sale of a portion of the AGM Interest, the part of any Retained Amounts relating to such portion). REGULATIONS - means, except where the context indicates otherwise, the permanent, proposed or temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time. REQUIRED PURCHASERS - has the meaning given in the Note Purchase Agreement.
RESIDENT TRUSTEE - has the meaning given in the Deposit Trust Agreement. RETAINED AMOUNTS - means 95% of any Accrual, including any applicable accrued interest.

SECURITY DOCUMENTS - has the meaning given in the Note Purchase Agreement.

SENIOR NOTES - means the 7.61% Senior Notes due September 30, 2012, issued by SRSC under the Note Purchase Agreement.

SHARING RATIO - means with respect to the holders of the SR Interest, 5.3% and with respect to the holders of the AGM Interest, 94.7%.

SNAKE RIVER PLEDGE AGREEMENT - means the Second Amended and Restated Pledge Agreement dated as October 14, 2005 between SRSC and AGM, as the same may be amended from time to time..

SPT GUARANTY - means the Second SPT Guaranty entered into as of October 14, 2005 by the Trust for the benefit of SRSC, as the same may be amended form time to time.

SPT PLEDGE AGREEMENT - means the Second Pledge Agreement dated as of October 14, 2005 among SRSC and the Trust, as the same may be amended from time to time.

SR CAPITAL INTEREST - means the proportion that the positive Capital Account of a Member holding an SR Interest bears to the aggregate positive Capital Accounts of all Members holding SR Interests whose Capital Accounts have positive balances as may be adjusted from time to time.

SR INTEREST - means the Membership Interest received by SRSC on the Effective Date.

SRSC - has the meaning set forth in the preamble of this Company Agreement.

SRSC BEET PAYMENT - means the payments by SRSC to its grower members for sugarbeets, including the Beet Payment plus any additional cash available to SRSC which SRSC uses to pay to its grower members for sugarbeets.

SRSC DEFAULT - means a default which permits the Senior Notes to be accelerated.

SRSC SUBORDINATED DEBT - has the meaning as set forth in Section 9.3.1.

SUBSIDIARY or SUBSIDIARIES - means as to any Person (a) any corporation(s) organized under the laws of any state of the United States of which such Person or another Subsidiary of such Person, as the case may be, beneficially owns or controls, either directly or indirectly, 100% of the outstanding capital stock, and (b) any partnership(s) or other entities organized under the laws of any state of the United States in which such Person or another Subsidiary of such Person, as the case may be, holds a 100% equity interest and controls the management of such entity.

SUBSTANTIAL PART - means, as of any date of determination and with respect to assets of the Company and/or its Subsidiaries, any of the following:

          (a) assets having, when taken together with all other assets Transferred by the Company and/or its Subsidiaries during the twelve month period immediately preceding the date of determination, an aggregate net book value or an aggregate Fair Market Value (whichever is greater) equal to or greater than 10% of Consolidated Tangible Assets;

          (b) assets having, when taken together with all other assets Transferred by the Company and/or its subsidiaries from and after October 14, 2005, an aggregate net book value or an aggregate Fair Market Value (whichever is greater) equal to or greater than 25% of Consolidated Tangible Assets;

          (c) assets having, when taken together with all other assets Transferred by the Company and/or its Subsidiaries during the twelve month period immediately preceding the date of determination, an aggregate Percentage of Earnings Capacity equal to or greater than 10%; or (d) assets having, when taken together with all other assets Transferred by the Company and/or its Subsidiaries from and after October 14, 2005, an aggregate Percentage of Earnings Capacity equal to or greater than 25%.

SUBSTITUTE MEMBER - means an Assignee who has been admitted to all of the rights of membership pursuant to this Company Agreement.

SWAPS - means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

TRANSFER OR TRANSFERRED - means to consolidate with or merge with any other corporation or otherwise effect a recapitalization or restructuring or convey, transfer or lease any of its assets in a single transaction or series of transactions to any Person or Persons.

TRUST - has the meaning set forth in the preamble of this Company Agreement.

TRIGGERING EVENT - means any failure by the Management Committee or the Company to comply in all material respects with any provision of this Company Agreement; provided, however, that so long as the Company has promptly notified the holders of the AGM Interest of the existence of such a failure pursuant to Section 7.2.2(e), such failure (other than a failure to comply with the provisions of Section 6.3(i), 6.3(ii), 6.3(xiv), 6.3(xv), 6.3(xx), 6.3(xxi), 6.3(xxii) and
7.2.3), if capable of being cured, shall not be deemed to be a Triggering Event unless such failure has not been cured within 30 days after the holders of the AGM Interest have given the Company notice.

VALHI DEFAULT - means a default which permits the Valhi Loans to be accelerated.

VALHI OBLIGATION SECURITY DOCUMENTS - has the meaning given in the Note Purchase Agreement.

VALHI LOANS - means the loan by SRSC to Valhi in the amount of $212,500,000, and the loan by SRSC to Valhi, in the amount of $37,500,000, each dated as January 3, 1997.

VALHI - means Valhi, Inc., a Delaware corporation.

WITHDRAWAL EVENT - has the meaning set forth in Section 13.1.1(b).

WHOLLY-OWNED SUBSIDIARY - means with respect to any Person, at any time, any Subsidiary of such Person one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of such Person and such Person's other Wholly-Owned Subsidiaries at such time.


                                   ARTICLE III
                               NATURE OF BUSINESS

     The Company's business shall be the production and sale of sugar and by-products (the "Business"). The Company shall have the authority to do all things necessary or convenient to operate its Business as described in this
Article III including renewal, amending, modifying or altering any permit, consent or authorization. The Company exists only for the purposes specified in this Article III and may not conduct any other business without the consent of the affirmative vote of all of the Members as provided in this Agreement.


                                   ARTICLE IV
                         NAMES AND ADDRESSES OF MEMBERS

         The names and addresses of the Members are identified on APPENDIX A.


                                    ARTICLE V
                          THE MANAGEMENT OF THE COMPANY


5.1 MANAGEMENT OF THE COMPANY BY THE MANAGEMENT COMMITTEE.

     5.1.1 The business and affairs of the Company shall be managed by the Members. The Members shall exercise such management duties through a Management Committee of seven representatives (the "Management Committee"), all of whom initially shall be appointed by SRSC, and shall continue to be appointed by SRSC subject to Article XVI. Except when the representatives to the Management
Committee are appointed by the holders of a Majority of the AGM Interest pursuant to Article XVI, each representative to the Management Committee shall be an officer, director or employee of SRSC and a member of SRSC, actively engaged in the growing of sugarbeets. The representatives as of October 14, 2005 are the individuals identified on APPENDIX A. Each representative to the Management Committee shall serve until such representative's resignation, death, disability or until removal by SRSC or, upon a Triggering Event, by the holders of a Majority of the AGM Interest pursuant to Article XVI.

     5.1.2 Any Member may at any time remove any of its Management Committee representatives appointed by such Member and appoint a substitute representative by delivering written notice of such substitution to the other Members. In the event any Member assigns all or any portion of its Membership Interest (an "Assigning Member") to a Person that is admitted as a Member pursuant to the terms of this Agreement, the Assigning Member may, in its sole discretion, elect to allow such Substitute or Additional Members to designate any of the Assigning Member's representatives to the Management Committee by delivering written notice of such election to the other Members.

     5.1.3 Each representative to the Management Committee shall have one vote in all actions required or permitted to be taken by the Management Committee. All actions taken by the Management Committee must be by: (i) a majority vote of the representatives then holding office and entitled to vote at a meeting of the Management Committee; or (ii) by the affirmative written consent of a majority of the representatives to the Management Committee which would be entitled to vote at a meeting of the Management Committee called for the purpose of taking such action, in which case prompt written notice of such action shall be given to any representative not executing such written consent.

     5.1.4 No representative of the Management Committee shall be entitled to compensation from the Company solely for serving in such capacity.

     5.1.5 The Management Committee shall review the operation of the business and the management of the Company and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures as it deems necessary. Any Member may call a special meeting of the Management Committee for any purpose by giving the other Members and their respective representatives to the Management Committee at least 24 hours' written or telephonic notice thereof, except in the case of an emergency, in which case, such notice as is practicable shall be sufficient.

     5.1.6 One or more representatives to the Management Committee may attend meetings of the Management Committee by means of conference telephone call.

     5.1.7 The Management Committee shall appoint and terminate senior officers of the Company (including a Chief Executive Officer), define their duties and establish their compensation.

5.2 AUTHORITY TO BIND THE COMPANY. The Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all determinations regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business except for matters expressly reserved to the determination of the Members elsewhere in this Company Agreement, including, but not limited to, the matters set forth in Section 6.3.

5.3 DUTIES OF THE MANAGEMENT COMMITTEE. The Management Committee shall cause the Company to take the following action:

     (i) at all times cause to be done all things necessary to maintain, preserve and renew its existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

     (ii) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times;

     (iii) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a lien upon any Company assets, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

     (iv) comply with all other material obligations which the Company incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a Material Adverse Effect, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

     (v) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a Material Adverse Effect;

     (vi) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are consistent with past practice and are customary for well-insured corporations of similar size engaged in similar lines of business; and

     (vii) maintain proper books of record and account which fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP.

5.4 LIABILITY FOR CERTAIN ACTS. Each representative to the Management Committee shall have a fiduciary duty to the Members and shall perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Members, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A representative who so performs his or her duties shall not have any liability to the Company or its Members by reason of being or having been a representative to the Management Committee. The representatives to the Management Committee shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence or willful misconduct, or willful breach of this Company Agreement by such representative.

5.5 MANAGEMENT COMMITTEE REPRESENTATIVES HAVE NO EXCLUSIVE DUTY TO COMPANY. No representative to the Management Committee shall be required to manage the Company as his or her sole and exclusive activity, and representatives may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Company Agreement, to share or participate in such other interests or activities of such representatives or to the income or proceeds derived therefrom. The representatives to the Management Committee shall not incur any liability to the Company or to any of the Members solely as a result of engaging in any other business or venture.

5.6 STANDARD OF CARE. The representatives to the Management Committee in the discharge of their duties to the Company shall manage and operate the business of the Company in a manner and for the purposes of maximizing its long- term value and return to the Members. In discharging their duties, the representatives to the Management Committee shall be fully protected in relying in good faith upon the records required to be maintained under Article VII and upon such information, opinions, reports or statements by the chief executive officer of the Company, any of the Members or agents of the Company, or by any other Person, as to matters such representatives reasonably believe are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might be paid.


                                   ARTICLE VI
                          RIGHTS AND DUTIES OF MEMBERS

6.1 LIABILITY OF MEMBERS. The debts, obligations and liabilities (including, but not limited to, strict liability) of the Company, whether arising in contract, tort, under statute or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member of the Company shall be obligated for any such debt, obligation or liability solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Company Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

6.2 VOTING RIGHTS. All Members shall be entitled to vote on any matter submitted to a vote of the Members. Unless the vote of a lesser or greater proportion or number is otherwise required by the Act or this Company Agreement or unless the consent of Members holding the AGM Interest is otherwise required by this Company Agreement, the affirmative vote of one or more Members holding a Majority of the SR Interest shall be the act of the Members. Unless required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

6.3 AGM MEMBER CONSENT. Notwithstanding anything in this Company Agreement to the contrary, the Company shall not do any of the following acts, and the Company will not permit any Subsidiary of the Company to do any of the following acts, directly or indirectly, without the written consent of a Majority of the AGM Interest:

          (i) make any distributions upon any Membership Interest other than distributions pursuant to the terms of Section 9.3;

          (ii) purchase or otherwise acquire all or any portion of any Membership Interest (including, without limitation, rights to acquire all or any portion of any Membership Interest) other than the purchase of the AGM Interest pursuant to Article XVII;

          (iii) directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, (i) any Consolidated Funded Debt or (ii) any Consolidated Current Debt, except for (A) the CCC Loans (provided that at any time that the CCC Loans are recourse to the Company, the Company will not have any CCC Loans outstanding unless there shall have been during the immediately preceding twelve months a period of at least 60 consecutive days on each day of which there shall have been no CCC Loans outstanding in excess of $25,000,000) and (B) the Bank Loans, provided that there shall have been during the immediately preceding twelve months a period of at least 60 consecutive days on each day of which there shall have been no Bank Loans outstanding in excess of $65,000,000;

          (iv) declare, make or authorize any Investment except the following:

            (1) Investments in direct obligations of the United States of America or obligations fully guaranteed by the United States of America, provided that such obligations mature within one year from the date acquired;

            (2) Investments in certificates of deposit maturing within one year from the date acquired and issued by a bank or trust company organized under the laws of the United States or any or its states, rated AA or better by Standard and Poor's Ratings Group, a division of McGraw Hill, Inc. or Aa2 or better by Moody's Investors Service, Inc., and having capital, surplus and undivided profits aggregating at least $750,000,000;

            (3) Investments in commercial paper rated A1 by Standard and Poor's Ratings Group, a division of McGraw Hill, Inc. or P1 by Moody's Investors Service, Inc. and maturing not more than 270 days from the date acquired;

            (4) loans and advances by the Company to its Subsidiaries;

            (5) loans and advances (i) by Subsidiaries of the Company to the Company and (ii) between Subsidiaries of the Company;

            (6) travel and other business advances to officers and employees of the Company or any Subsidiary of the Company in the ordinary course of business; and

            (7)  other   Investments  not  to  exceed  an  aggregate  amount  of
$1,500,000;

          (v) effect any Transfer except that:

            (1) the Company or any of its Subsidiaries may Transfer assets in the ordinary course of their business;

            (2) any Subsidiary of the Company may merge with the Company or with a Wholly-Owned Subsidiary of the Company, provided that the Company or such Wholly-Owned Subsidiary shall be the survivor of such merger;

            (3) any Subsidiary of the Company may Transfer its assets to the Company or any Wholly-Owned Subsidiary of the Company;

            (4) the Company may consolidate or merge with another corporation if
(i) the Company is the continuing or surviving company and (ii) immediately before and after giving effect to such transaction, no breach of the Company Agreement exists or would exist, and no amendment of the Company Agreement is required; and

            (5) the Company and any of its Subsidiaries may Transfer assets of the Company or such Subsidiary, as the case may be, if all of the following conditions shall have been satisfied with respect thereto: (i) such Transfer does not involve a Substantial Part of the assets of the Company and its Subsidiaries, (ii) in the good faith opinion of the Company, the Transfer is in exchange for consideration with a Fair Market Value at least equal to that of the property Transferred, and is in the best interests of the Company and its Members and (iii) immediately before and after giving effect to such Transfer no breach of the Company Agreement exists or would exist, and no amendment of the Company Agreement is required;

No such Transfer of assets of the Company or any of its Subsidiaries shall have the effect of releasing the Company or any of its Subsidiaries or any successor corporation that shall theretofore have become such a successor corporation in the manner prescribed in this Section 6.3(v) from any obligation to the Members under the Company Agreement;

            (vi) Transfer, or part with control of, any shares of stock (or other equity interests) or Debt of any Subsidiary of the Company except (1) the Company or any of its Subsidiaries may Transfer shares of stock (or other equity interests) or Debt of any Subsidiary of the Company to the Company or a Wholly-Owned Subsidiary of the Company and (2) the Company or any of its Subsidiaries may Transfer all shares of stock (or other equity interests) and all Debt of such a Subsidiary if (a) the Transfer is in exchange for cash consideration with a Fair Market Value at least equal to that of the property transferred (determined in good faith by the Management Committee of the Company), (b) such Transfer is otherwise permitted under this Section 6.3 and
(c) at the time of such Transfer, such Subsidiary shall not own, directly or indirectly, any shares of stock (or other equity interests) or Debt of any other Subsidiary (unless all of the shares of stock (or other equity interests) and Debt of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold). The Company will not issue any membership interests other than the SR Interest and the AGM Interest;

            (vii) engage in any business other than the production and sale of sugar and by-products;

            (viii) other than in connection with Bank Indebtedness, become subject to any agreement or instrument which by its terms would (under any circumstances) restrict the Company's ability to perform the provisions of the Company Agreement (including, without limitation, provisions relating to payment of distributions on and making acquisitions of the AGM Interest);

            (ix) enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except (1) the Company may provide certain services to SRSC for which SRSC shall pay the Company an amount up to $25,000 per month, (2) the Company Agreement, the Formation Agreement and transactions contemplated by such agreements, including without limitation the Company's purchase of sugarbeets from SRSC, (3) in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate, and (4) transactions between the Company and any Subsidiary of the Company;

            (x) permit any Subsidiary of the Company to incur or permit to exist any restriction on such Subsidiary's ability to make payments or other distributions to the Company or its Subsidiaries, to repay intra- company Debt or to otherwise transfer earnings or assets to the Company or its Subsidiaries;

            (xi) make or commit to make capital expenditures in an aggregate amount exceeding $35,000,000 on a consolidated basis during any fiscal year and the two previous fiscal years; provided, however, that (A) to the extent such limit has been reached during any fiscal year, the Company and its Subsidiaries may make capital expenditures reasonably required to be made in such fiscal year by legal or regulatory requirements, (B) commencing with the Company's fiscal year beginning on January 1, 1998 and on each January 1 thereafter, the $35 million aggregate threshold shall be adjusted by an amount equal to the change since January 1, 1997 in the U.S. producer price index for refined beet sugar (as shown on the most currently available publication) (or, if such index is no longer available, the closest comparable U.S. producer price index available, as reasonably determined by the Company), (C) the limitation set forth in this
Section 6.3(xi) shall not apply to capital expenditures which are financed with Debt incurred by the Company specifically for the purpose of making such capital expenditures, so long as such Debt is permitted to be incurred under this
Section 6.3, and (D) for purposes of this Section 6.3(xi), capital expenditures for each fiscal year prior to January 1, 1997 shall be deemed to be an amount equal to $10,000,000;

            (xii) permit a court or governmental authority of competent jurisdiction to enter an order appointing, without consent by the Company or any Subsidiary of the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary of the Company or the marshaling of its assets, or any such petition shall be filed against the Company or any Subsidiary of the Company and such petition shall not be dismissed within 60 days;

            (xiii) permit the Company or any Subsidiary of the Company (1) to generally not pay, or admit in writing its inability to pay, its debts as they become due, (2) to file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,
(3) to make an assignment for the benefit of its creditors, (4) to consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) to be adjudicated as insolvent or to be liquidated, (6) to consent to any other marshaling of its assets, (7) to take corporate action for the purpose of any of the foregoing;

            (xiv) permit a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 to be rendered against one or more of the Company, and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

            (xvii) (i) permit the payment of any principal of or premium or interest on the Bank Indebtedness, any CCC Loan or any other Debt that is outstanding to be accelerated according to its terms and declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (ii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), permit the Company or any Subsidiary of the Company to become obligated to purchase or repay the Bank Loans, such CCC Loan or such other Debt before its regular maturity or before its regularly scheduled dates of payment; provided that in the case of Debt other than the Bank Loans or any CCC Loan, the aggregate outstanding principal amount thereof subject to clauses (i) and/or (ii) above is $1,000,000 or more;

            (xviii) permit a Change Of Control Event to occur;

            (xix) fail to preserve and keep in full force and effect the limited liability company existence of the Company and all rights and franchises (including, without limitation, licenses and permits) of the Company, and, except as otherwise expressly provided by this Section 6.3, fail to at all times preserve and keep in full force and effect the existence of each of its Subsidiaries and all rights and franchises (including, without limitation, licenses and permits) such Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect;

            (xx) pay to SRSC any installment of the aggregate Beet Payment for any crop year (other than the final installment) without withholding from such installment an amount equal to a ratable portion of the aggregate Beet Payment Reduction for such crop year, or pay to SRSC the final installment of the aggregate Beet Payment for such crop year without withholding from such installment an amount such that the aggregate amount of such withholdings for such crop year will equal the aggregate Beet Payment Reduction for such crop year;

            (xxi) generate Distributable Cash in any Fiscal Year in the aggregate amount of less than $26,697,372.00; or

            (xxii) fail to impose Beet Payment Reductions for any crop year in any Fiscal Year if the result of such failure would be that the Accrual would exceed the Accrual Threshold at any month end.


6.4 REPRESENTATIONS AND WARRANTIES. - Each Member executing this Company Agreement hereby represents and warrants to the Company and each other Member that: (a) the Member, is an organization that it is duly organized, validly existing and in good standing under the law of its state of organization; (b) that it has full power and authority to execute and agree to this Company Agreement and to perform its obligations hereunder; and (c) that the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute the interest. Each Member acknowledges that its Membership Interest in the Company has not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

6.5 INDEMNIFICATION. - The Company may, to the full extent permitted by law, indemnify, defend and hold harmless any Person (or the estate of any Person) who was or is a party to, or is threatened to be made a party to, a threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such Person is or was a Member, representative to the Management Committee, representative, officer, employee or agent of the Company, or was serving at the request of the Company as manager, director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all claims, demands, liabilities (including, without limitation, strict liability), losses, damages, costs or expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Person in connection with such action, suit or proceeding. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such Person against any liability which may be asserted against him or her. Any expenses covered by the foregoing indemnification may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Persons seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided in this Section 6.5 shall not be deemed to limit the right of the Company to indemnify any other Person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any Person seeking indemnification from the Company may be entitled under any agreement, vote of disinterested representatives to the Management Committee or otherwise, both as to action in his, her or its official capacity and as to action in another capacity while service as a Member, representative, officer, employee or agent.

6.6 CONFLICTS OF INTEREST.

     6.6.1 Members shall account to the Company and hold as trustee for it any Company assets, profit or benefit derived by the Member, without the consent of the Management Committee, in the conduct or winding up of the Company's business or from a use or appropriation by such Member of Company assets or opportunity including information developed exclusively for the Company and opportunities expressly presented to the Company.

     6.6.2 A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend money to and transact other business with the Company to the extent permitted by this Company Agreement, but no Member is obligated to loan any money to, or incur any financial obligations for the benefit of, the Company except as provided by this Company Agreement. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the transaction is either (i) on terms no less favorable than would be available to the Company from an unrelated third party or (ii) the Management Committee (and, if applicable under Section 6.3, the consent of a Majority of the AGM Interest), knowing the material facts of the transaction and the Member's interest, authorize, approve or ratify the transaction.

     6.6.3 Notwithstanding anything to the contrary in this Company Agreement, the Members recognize that AGM's Affiliates have and anticipate having substantial investments in a variety of industries that may compete with each other. By virtue of AGM's investment in the Company, AGM intends to use reasonable efforts to facilitate the Company's operations and other activities, although the Members recognize and agree that such effort will not be to the exclusion of effort by AGM's Affiliates to facilitate other similar and dissimilar businesses. Nothing in this Company Agreement or otherwise will restrict the ability of AGM's Affiliates to establish, acquire or retain an interest in any business that may be deemed to compete with the Company. AGM and its Affiliates shall not be obligated to present to the Company any particular investment or business opportunity, regardless of whether such opportunity is of a character that the Company could take advantage of if it were presented to the Company.

6.7 OTHER PROVISIONS.

Promptly upon request, SRSC agrees to pay directly or to reimburse the Trust (and, if paid by AGM, to reimburse AGM) for all expenses incurred by the Trust, whether to compensate or reimburse the Resident Trustee of the Trust or otherwise.

6.8 EXPRESS CONSENT TO FINANCING; OTHER MATTERS.

     (a) Notwithstanding anything else to the contrary contained in this Company Agreement, each of AGM, the Trust and SRSC expressly consent to the following, which shall require no further consent of the Members:

            (i) (A) the Trust's pledge of the AGM Interest to SRSC pursuant to the terms of the SPT Pledge Agreement and the SPT Guaranty, and any rights and proceeds with respect thereto as provided therein, (B) AGM's pledge of its interest in the Trust to SRSC pursuant to the Snake River Pledge Agreement, and any rights and proceeds with respect thereto as provided therein, (C) SRSC's pledge of the SR Interest to the Agent pursuant to the terms of the NWFC Pledge and Security Agreement, and any rights and proceeds with respect thereto as provided therein, (D) the Company's pledge of the Plant Collateral to the Agent pursuant to the terms of certain mortgages, deeds of trust, security agreements and other instruments described in the Note Purchase Agreement, and any rights and proceeds with respect thereto as provided therein, and (E) SRSC's pledge of all of its rights in the SPT Pledge Agreement, the SPT Guaranty and the Snake River Pledge Agreement to the Agent pursuant to the terms of the NWFC Pledge and Security Agreement, and any rights and proceeds with respect thereto as provided therein,;

            (ii) in connection with and pursuant to the terms of each of the documents, agreements and instruments referenced in Section 6.8(a)(i), (A) any transfer or sale or foreclosure of the SR Interest, or any rights or proceeds with respect thereto, from SRSC to the Agent, (B) any transfer, sale or foreclosure of the AGM Interest from the Trust or AGM's Interest in the Trust, or any rights or proceeds with respect thereto, to SRSC or to the Agent, (C) any transfer, sale or foreclosure of the Plant Collateral, or any rights or proceeds with respect thereto, from the Company to SRSC or to the Agent, and (D) any subsequent transfer, sale or foreclosure of the AGM Interest, the SR Interest and the Plant Collateral, or any rights or proceeds with respect thereto, by the Agent to, or for the benefit of, any Person. Following any such transfer, sale or foreclosure of the AGM Interest or the SR Interest, and upon the receipt by the Company and the Remaining Members of written notice of such transfer pursuant to the provisions of Section 11.2 of the Company Agreement and the information and agreements referred to in Section 11.3.1, 11.3.2 and 11.3.4 of the Company Agreement, the transferee in any such transfer or sale shall be admitted as a Member of the Company without the need for any further consent of the Members, and the provisions of Section 11.3.3 of the Company Agreement shall not apply to any such transfer, sale or foreclosure.

            (iii) the issuance of the Senior Notes by SRSC pursuant to the terms of the Note Purchase Agreement, the use of proceeds as described therein and the completion of all other transactions as contemplated by the Senior Notes and the Note Purchase Agreement.

            (iv) the provisions of the Deposit Trust Agreement, pursuant to which, among other things, a portion of the Distributable Cash paid by the Company to the Trust in respect of the AGM Interest is segregated by the Resident Trustee and paid to the Agent for the benefit of the holders of the Senior Notes and no distributions of Distributable Cash are made by the Resident Trustee in any month to any Person prior to such segregation and distribution to the Agent.

     (b) Notwithstanding anything in the Company Agreement to the contrary, to the extent that any provision of or action required by the Company Agreement is inconsistent with or prohibited by the terms of the Note Purchase Agreement, then until the Note Purchase Agreement is terminated, the terms of the Note Purchase Agreement shall govern, provided, however, that without the consent of the holders of the AGM Interest, no amendment, modification or other alteration of the Note Purchase Agreement after October 14, 2005 shall be deemed to (i) create any liability of, or increase any obligation of, the holders of the AGM Interest, (ii) reduce any liability of, or decrease any obligation of, the holders of the SR Interest, (iii) require any change in the governance provisions of the Company Agreement, including without limitation the provisions of the Company Agreement relating to the selection of the Management Committee, the rights and responsibilities of representatives on the Management Committee, or the voting rights of Members, (iv) change any provision of Section 6.3 of the Company Agreement, (v) reduce or eliminate any rights of the holders of the AGM Interest to receive information from the Company or SRSC, (vi) require any change in the Capital Account of the holder of the AGM Interest, (vii) change any provisions relating to distributions and allocations, (viii) require the admission of any new member, the withdrawal of any Member or the dissolution of the Company, (ix) change any provisions relating to the Put Option or the mandatory redemption of the AGM Interest, and (x) provide for any discriminatory treatment (including, without limitation, relating to distributions) between Members not expressly permitted by the Company Agreement.

     (c) The parties acknowledge and agree that until payment in full of the Senior Notes pursuant to the terms of the Note Purchase Agreement, no Member shall, without the prior written consent of all holders of the Senior Notes, take any action or refrain from taking any action, either directly or indirectly, if the effect of such action or failure to act would result in the dissolution, liquidation or winding up of the Company.

     (d) The parties acknowledge and agree that until payment in full of the Senior Notes pursuant to the Note Purchase Agreement, the Trust will not take any Control Action and will not take any enforcement action or exercise any rights or remedies with respect to any breach of the Company Agreement (pursuant to Article XVI or otherwise) without the prior consent of the Required Purchasers, provided, however, that without such consent:

            (i) the Trust may take any Control Action or take any enforcement action or exercise any rights or remedies with respect to any breach of the Company Agreement (pursuant to Article XVI or otherwise) so long as no Valhi Default has occurred and is continuing and so long as such Control Action, enforcement action or exercise of rights or remedies does not, and is not reasonably likely to, result in (A) a failure of the Company to make scheduled distributions of Distributable Cash (or estimated payments of Distributable
Cash) to any Member consistent with past practices or (B) a failure of any Member to comply with the terms of the Deposit Trust Agreement;

            (ii) the Trust may take action to enforce specific performance of the provisions of the Company Agreement other than (x) any provision which conflicts with any provisions of the Note Purchase Agreements or the Security Documents or Valhi Obligation Security Documents, and (y) the provisions of
Section 6.3 except for Section 6.3(i), Section 6.3(ii) and 6.3(xxi); and

            (iii) the Trust may take a Control Action if the unpaid Accrual exceeds the Accrual Threshold or the Triggering Event giving rise to the ability to exercise and continue a Control Action is a default under the provisions of
Article III, or Sections 6.3, 8.4.1, or 11.1 of the Company Agreement and, in either case, (x) the Trust delivers to the Agent and SRSC a certificate executed by two officers of the Company Trustee of the Trust certifying to such effect, and (y) if more than 30 days has elapsed following written notice by or on behalf of the Required Purchasers to the Trust, SRSC and the Agent of their intention, following an SRSC Default, to exercise any remedies available to them with respect to such SRSC Default (other than solely to cause the Agent to exercise any voting rights it may have with respect to the AGM Interest), the Trust takes a Control Action only after first obtaining written confirmation from the Agent that no SRSC Default exists at the time such Control Action will be taken and that Snake River has deposited with or delivered to the Agent additional collateral for the Senior Notes in an amount and type that is reasonably acceptable to the Agent and the holders of the Senior Notes in their sole discretion.

     (e) Notwithstanding anything in this Company Agreement to the contrary, the parties agree that none of the following actions may be taken pursuant to this Company Agreement while the Senior Notes are outstanding without the prior written consent of the Agent and the Required Purchasers:

            (i) any distribution pursuant to Section 9.3.1(b)(ii) or Section 9.3.1(b)(iii) if the effect of such distributions means that the Trust will not receive, in any month, an amount that is less than the required payments of interest and principal on the Senior Notes on the next date set for payment, including without limitation any amounts then past due, (and if no such consent of the Agent and Required Purchasers is obtained, then the provisions of Section 9.3.1(b)(ii) and/or Section 9.3.1(b)(iii), as applicable, will be disregarded for purposes of application of Section 9.3.1);

            (ii) the holder of the AGM Interest may not request a mandatory redemption under Section 17.2 or exercise the Put Option pursuant to Article XVIII unless and until SRSC has provided the Agent with assurances satisfactory to the Agent and the holders of the Senior Notes that the Senior Notes will be paid in full (including any make-whole amount or other amounts required under the Note Purchase Agreement) as of the date of such redemption or purchase pursuant to the Put Option;

            (iii) if a Valhi Default has occurred and is continuing, the holders of the AGM Interest may not exercise their rights under Article XIX without the prior written consent of the Agent and the holders of the Senior Notes; and

            (iv) if no Valhi Default has occurred and is continuing, the holders of the AGM Interest may not exercise their rights under Article XIX without the prior written consent of the Agent and the holders of the Senior Notes if the exercise of such rights would, or would reasonably be likely to, result in (A) a failure of the Company to make scheduled distributions of Distributable Cash (or estimated payments of Distributable Cash) to any Member consistent with past practices or (B) a failure of any Member to comply with the terms of the Deposit Trust Agreement;

     (f) The parties acknowledge that the Agent and the holders of the Senior Notes are third party beneficiaries of the provisions of this Section 6.8 of the Company Agreement.

                                   ARTICLE VII
                             ACCOUNTING AND RECORDS

7.1 RECORDS TO BE MAINTAINED. The Management Committee shall maintain the following records at the Principal Office:

     7.1.1 A current list of the full name and last known business address of each Member, former Member's and other holders of a Membership Interest;

     7.1.2 A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which Articles have been executed;

     7.1.3 Copies of the Company's federal, foreign, state and local income tax returns and reports, if any;

     7.1.4 Copies of this Company Agreement including all amendments thereto;

     7.1.5 Any financial statements of the Company;

     7.1.6 The general ledger and subsidiary ledgers of the Company; and

     7.1.7 Employee benefit and benefit plan records.



7.2  REPORTS.

     7.2.1 At least 30 days but not more than 90 days prior to the beginning of each Fiscal Year, the chief executive officer or other designated officer of the Company (acting under the supervision of the chief executive officer) shall prepare for the approval by the Management Committee and deliver to the Members an annual business plan ("Annual Operating Plan"). The initial Annual Operating Plan, for the Fiscal Year ending December 31, 1997, shall be prepared and delivered to the Members within 15 days after the Effective Date. Each Annual Operating Plan shall consist of a strategic plan setting forth the Company's goals and objectives regarding the operation and growth of the Company's business during the next Fiscal Year, a description of the methods for accomplishment of these goals and objectives, the Company's expense budget, market approach and plan for development and closure of opportunities; and projected financial statements of the Company for such period (such statements to include a projected balance sheet, income statement and cash flow statement). The Annual Operating Plan shall also include such other information or other matters requested by the Management Committee necessary in order to enable the Management Committee to make an informed decision with respect to its approval of such Annual Operating Plan.

     7.2.2 In addition, the chief executive officer shall provide the Management Committee and deliver to the Members the following information:

     (a) as soon as available but in any event within 30 days after the end of each monthly accounting period in each Fiscal Year (including the last month of the Fiscal Year), unaudited consolidated statements of income of the Company for such monthly period and for the period from the beginning of the Fiscal Year to the end of such month, and balance sheet of the Company as of the end of such monthly period, setting forth in each case comparisons to the corresponding period in the preceding Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments;

     (b) as soon as available but in any event within 45 days after the end of the first three quarterly accounting periods in each Fiscal Year, unaudited consolidated statements of income and cash flows of the Company for the period from the beginning of the Fiscal Year to the end of such quarter, and consolidated balance sheets of the Company as of the end of such quarterly period, setting forth in each case comparisons to the corresponding period in the preceding Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments;

     (c) within 90 days after the end of each Fiscal Year, consolidated statements of income and cash flows of the Company for such Fiscal Year, and consolidated balance sheets of the Company as of the end of such Fiscal Year, setting forth in each case comparisons to the preceding Fiscal Year, all prepared in accordance with GAAP, and accompanied by an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities and exceptions relating to the adoption of new accounting standards with which the independent accounting firm concurs) of an independent accounting firm reasonably acceptable to all Members;

     (d) at least 30 days but not more than 90 days prior to the beginning of each Fiscal Year, an annual budget prepared on a quarterly basis for the Company for such Fiscal Year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets;

     (e) promptly (but in any event within five Business Days) after the discovery, or receipt of notice, of (i) any Triggering Event, (ii) any default under any material agreement to which the Company is a party or (iii) any other material adverse event or circumstance affecting the Company (including the filing of any material litigation against the Company or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an officer's certificate specifying the nature and period of existence thereof and what actions the Company has taken and propose to take with respect thereof;

     (f) within ten days after transmission thereof, copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's businesses;

     (g) as soon as available but in any event no later than November 15th of each year, a calculation of the aggregate Beet Payments relating to the crop year ended on the immediately preceding September 30th, the actual amounts paid by the Company for sugarbeets with respect to such crop year, any Beet Payment Reduction with respect to such crop year and any Excess Beet Payments with respect to such crop year;

     (h) the notices required by Section 9.3, at the times set forth in Section 9.3, and promptly, within five days of any payment, a calculation of any amounts paid as cash distributions or advances to Members, in each case showing such amounts for the month then ended and for the Fiscal Year;

     (i) in a timely manner, subject to Section 10.4, those information returns required by the Code and the laws of any state and with information concerning the Company's income, gain, loss, deduction or credit when relevant to reporting a Member's or Assignee's share of such items for Federal or state tax purposes; and

     (j) with reasonable promptness, such other information and financial data concerning the Company as any holder of the AGM Interest may reasonably request (including without limitation information relating to the Company's employee benefits and benefit plans), which information shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading.

Each of the financial statements referred to in Sections 7.2.2 (a), (b) and (c) above shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company taken as a whole).

     7.2.3 The Company shall permit any representatives designated by any holder of the AGM Interest, for a purpose reasonably related to such holder's interest as a holder of the AGM Interest, upon reasonable notice and during normal business hours and such other times as any such holder may reasonably request, to (a) visit and inspect any of the properties of the Company, (b) examine the financial and other records of the Company and make copies thereof or extracts therefrom and (c) discuss the affairs, finances and accounts of the Company with the Management Committee, representatives, officers, key employees and independent accountants of the Company. The presentation of a copy of this Company Agreement containing this Section 7.2.3, certified by the Chief
Executive Officer or Secretary of the Company, by any such holder to the Company's independent accountants shall constitute the Company's written permission to its independent accountants to participate in discussions with such representatives.

7.3 ADDITIONAL COPIES. The Company agrees that it shall provide copies of all reports and information required to be provided to the holder of the AGM Interest to each of the Trust and AGM.

                                  ARTICLE VIII
                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

8.1 MEMBERS' CAPITAL CONTRIBUTION. AGM and SRSC contributed such assets and amounts as is set forth in APPENDIX A as their respective Initial Capital Contributions. Upon Closing (as defined in the Formation Agreement), AGM and
SRSC received their respective Membership Interest. The Initial Capital Contributions shall have the value set forth on APPENDIX A. No interest shall accrue on any Capital Contribution.

8.2 ADDITIONAL CAPITAL CONTRIBUTIONS.

     8.2.1 Except as provided in Section 8.2.2 or Section 9.3, no Member shall be required to make any Capital Contributions other than the Initial Capital Contributions, and no Member shall have the obligation to fund operating deficits nor have the obligation to loan, invest or otherwise provide any funds to the Company. Any amounts distributed to Members pursuant to Section 9.3 shall be promptly recontributed to the Company if it is determined subsequent to the distribution that the distribution was not in accordance with this Company Agreement.

     8.2.2 If Valhi makes any principal payment to SRSC on the Valhi Loans, then each holder of the SR Interest shall contribute to the Company, simultaneously with such principal payment, a pro rata portion (such pro rata portion to be equal to the portion of the SR Interests held by each such holder) of the aggregate amount of such principal payment. The Company and SRSC hereby instruct Valhi to make any such principal payment directly to the Company. The provisions of this Section 8.2.2 shall not apply if the Company has previously redeemed in full all of the AGM Interest pursuant to Article XVII or if the holders of the AGM Interest have received full payment upon exercise of the Put Option granted pursuant to Article XVIII.



     8.3 CAPITAL ACCOUNTS.

     8.3.1 A separate Capital Account will be maintained for each Member and Assignee. The respective Capital Accounts of each Member and Assignee will be increased by (1) the amount of money contributed by such Member to the Company;
(2) the Gross Asset Value of Property contributed by such Member or Assignee to the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to, as provided by Section 752 of the Code); (3) allocations to such Member or Assignee of Net Profits; and (4) any items in the nature of income and gain which are specially allocated to the Member or Assignee pursuant to Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5 or
9.2.9. The Capital Account of each Member or Assignee will be decreased by (1) the amount of money distributed to such Member or Assignee by the Company; (2) the Gross Asset Value of Property distributed to such Member or Assignee by the Company (net of liabilities secured by such distributed Property that such Member or Assignee is considered to assume or take subject to, as provided by
Section 752 of the Code); (3) any items in the nature of deduction and loss which are specially allocated to the Member or Assignee pursuant to Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5 or 9.2.9; and (4), allocations of Net Losses.

     8.3.2 In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Section 1.704-l(b)(2)(iv)(l) of the Regulations.

     8.3.3 The manner in which Capital Accounts are to be maintained pursuant to this Section 8.3 is intended to comply with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder. If, in the opinion of the Company's accountants, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.3 should be modified in order to comply with Section 704(b) of the Code and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.3, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members and Assignees.

     8.3.4 Except as otherwise required in the Act, no Member or Assignee shall have any liability to restore all or any portion of a deficit balance in such Member's or Assignee's Capital Account.

8.4  WITHDRAWAL OR REDUCTION OF MEMBERS' CONTRIBUTIONS.

     8.4.1 Without the consent of both a Majority of the SR Interest and a Majority of the AGM Interest, no Member or Assignee shall receive out of the Company assets any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains Company assets sufficient to pay them.

     8.4.2 A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution; provided, however, no Member or Assignee shall be entitled to a repayment, return or withdrawal of any part of such Member's or Assignee's Capital Contribution, or similar distribution, except as provided in this Company Agreement.


                                   ARTICLE IX
              ALLOCATIONS AND DISTRIBUTIONS, ELECTIONS AND REPORTS

9.1 ALLOCATION OF PROFITS AND LOSSES. Subject to Article XIX of this Company Agreement, and except as otherwise set forth in Section 9.2:

     9.1.1 Allocations of Profits from Operations. For any Fiscal Year or other taxable period, the Net Profits of the Company from sources other than a Major Capital Event shall be allocated as follows:

     (a) First, in an amount up to the net cash distributed to the Members for the Fiscal Year as to which Net Profits are being allocated, among the Members in proportion to the net cash paid to each;

     (b) Second, to those Members with a negative Capital Account balance at the beginning of the Fiscal Year as to which Net Profits are being allocated, in proportion to such negative Capital Account balances until the Capital Account balances of all such Members would be equal to zero; and

     (c) Third, to the Members in the proportions then in effect as set forth in
Section 9.3.1(b)(iv).

     9.1.2 Allocation of Income or Gain from a Major Capital Event. Any income or gain realized by the Company from a Major Capital Event shall be allocated as follows:

     (a) First, subject to adjustment as hereafter provided, an amount equal to the cash to be distributed as a result of such transaction shall be allocated to those Members who will be distributed such cash pursuant to Section 9.3.2;

     (b) Second, if the cash distributed exceeds the gain from the Major Capital Event, the amount tentatively allocated pursuant to Section 9.1.2(a) to Members with a positive Capital Account balance (determined after the tentative allocation provided for in Section 9.1.2(a) above) shall be reduced in proportion to the positive balances of the Capital Accounts of all Members having positive Capital Account balances immediately prior to the allocation provided from in Section 9.1.2(a) above until the total amount allocated equals the total gain from such Major Capital Event to be allocated; provided, that the amount of reduction for any Member shall not exceed the total amount allocated to all Members under Section 9.1.2(a) and, any excess reduction shall be allocated among the remaining Members in the same manner as otherwise provided in this Section 9.1.2(b);

     (c) Third, to the Members with negative Capital Account balances (determined prior to the allocation set forth in Section 9.1.2(a)) in proportion to the negative balances of such Capital Accounts until the Capital Account balances of all such Members equal zero;

     (d) Fourth, to the Members in the percentages then in effect as set forth in Section 9.3.1(b)(iv); and

     (e) If some Members have negative Capital Accounts and some have positive Capital Accounts immediately prior to the allocation provided for in Section 9.1.2(a), the amount of gain allocable to the Members with positive Capital Accounts pursuant to this Section shall be reduced in proportion to their positive balances in an amount not to exceed the lesser of the aggregate positive Capital Account balances of such Members, or the aggregate negative Capital Account balances of other Members, and such amount of gain shall instead be allocated to the Members with negative Capital Account balances in proportion to their negative balances.

     9.1.3 Allocation of Losses. Losses shall be allocated among all the Members in accordance with their respective Capital Interest.

     9.1.4  Recapture.  Any recapture of  depreciation or investment tax credits
shall  be  allocated  to  the  Members  who  were   previously   allocated  such
depreciation or tax credits.

9.2 SPECIAL ALLOCATIONS TO CAPITAL ACCOUNTS AND CERTAIN OTHER INCOME TAX ALLOCATIONS.

     9.2.1 In the event any Member or Assignee receives any adjustments, allocations, or distributions described in Sections 1.704-l(b)(2)(ii)(d)(4),
(5), or (6) of the Regulations, which unexpectedly create or increase a Deficit Capital Account of such Member, then items of Company income and gain
(consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member or Assignee in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this
Section 9.2.1 be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-l(b)(2)(ii)(d) of the Regulations.

     9.2.2 In the event any Member or Assignee would have a Deficit Capital Account at the end of any Company taxable year, the Capital Account of such Member shall be specially credited with items of income (including gross income) and gain in the amount of such excess as quickly as possible.

     9.2.3 Notwithstanding any other provision of this Section 9.2, if there is a net decrease in the Company Minimum Gain as defined in either Regulation
Section 1.704-2(d) or in the definition of Member Minimum Gain during a taxable year of the Company, then the Capital Accounts of each Member or Assignee shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's or Assignee's share of the net decrease in Company Minimum Gain or Member Minimum Gain, as applicable. This Section 9.2.3 is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company Minimum Gain or there is a net decrease in Member Minimum Gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and Assignees and it is not expected that the Company will have sufficient other income to correct that distortion, the Management Committee may in its discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Regulation Section 1.704-2(f)(4).

     9.2.4  Items of Company  loss,  deduction  and  expenditures  described  in
Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company are characterized as partner (Member) nonrecourse deductions under
Section 1.704-2(i) of the Regulations and shall be allocated to the Members' Capital Accounts in accordance with Section 1.704-2(i) of the Regulations.

     9.2.5 Beginning in the first taxable year in which there are allocations of nonrecourse deductions (as described in Section 1.704-2(b) of the Regulations) such deductions shall be allocated to the Members or Assignees in the same manner as Net Profits or Net Losses are allocated for such period.

     9.2.6 In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-l(b)(2)(I)(iv) of the Regulations, if a Member or Assignee contributes Property with a Gross Asset Value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the Property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Members and Assignees so as to take account of any variation between the adjusted basis of such Property to the Company and its fair market value at the time of contribution in accordance with
Section 1.704-3(b)(i) of the Regulations; provided, however, that the gain from the sale of contributed Property shall be allocated first to the contributing Member to the extent necessary to offset the effect of the ceiling rule limitation under Section 1.704-3(b)(1) of the Regulations.

     9.2.7 In the case of any distribution of Property other than money by the Company to a Member or Assignee, such Member or Assignee shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain in an amount equal to the lesser of:

     (a) the excess (if any) of (A) the fair market value of the Property received in the distribution over (B) the adjusted basis of such Member's or Assignee's Membership Interest immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution; or


     (b) the Net  Precontribution  Gain (as  defined  below in  accordance  with
Section 737(b) of the Code) of the Member or Assignee. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Assignee under Section 704(c)(1)(B) of the Code of all Property which (1) had been contributed to the Company within five years of the distribution, and (2) is held by the Company immediately before the distribution, had been distributed by the Company to another Member or Assignee. If any portion of the Property distributed consists of Property which had been contributed by the distributee Member or Assignee to the Company, then such Property shall not be taken into account under this Section 9.2.7 and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the Property distributed consists of an interest in an organization, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the Property contributed to such organization after such interest had been contributed to the Company.

     9.2.8 All recapture of income tax deductions resulting from sale or disposition of Company Property shall be allocated to the Member(s) or Assignee(s) to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member or Assignee is allocated any gain from the sale or other disposition of such Property.

     9.2.9 Any credit or charge to the Capital Accounts of the Members or Assignees pursuant to Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4 and/or 9.2.5 hereof shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Section 9.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 9.1 and 9.2.1, 9.2.2, 9.2.3, 9.2.4 and/or 9.2.5 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member or Assignee pursuant to the provisions of this Article IX if the special allocations required by Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4 and/or 9.2.5 hereof had not occurred.

9.3 DISTRIBUTIONS. Subject to Article XIX and Section 6.8 of this Company Agreement, and commencing with the Company's 1997 Fiscal Year, the Company shall make distributions of cash to its Members in accordance with the following:

     9.3.1 On or before the first day of each calendar month, commencing with January 1, 1997, the Company shall make a good faith estimate of Distributable Cash for the then current Fiscal Year and provide written notice of such estimate to each Member.

     (a) On or before the 15th day of each calendar month, commencing with January 1997, the Company shall distribute to its Members cash in an aggregate amount equal to the lesser of (i) the product of (A) the Company's estimated Distributable Cash for such Fiscal Year (based on the Company's estimate as of the first day of such month) times (B) a fraction, the numerator of which is the number of calendar months which have commenced in the current Fiscal Year (including the current month) and the denominator of which is 12, and (ii) the sum of (A) the product of $2,224,781 times the number of calendar months which have commenced in the current Fiscal Year (including the current month), plus
(B) any unpaid Accrual as of the beginning of such Fiscal Year; and, in each case set forth in (i) or (ii) above, less the aggregate amount actually distributed to Members pursuant to this Section 9.3.1(a) for each prior month of the current Fiscal Year. Such distributions shall be in the following percentages: 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest.

     (b) Within 10 days following the completed audit of the books of the Company for each Fiscal Year commencing with Fiscal Year 1997, the Company will determine its actual Distributable Cash for such Fiscal Year and provide written notice of such determination to each Member. If the Company's actual Distributable Cash for such Fiscal Year (based on such audit) exceeds amounts previously distributed to Members for such Fiscal Year pursuant to Section 9.3.1(a) above, then, within 30 days following such audit, the Company shall distribute to its Members cash in an aggregate amount equal to 100% of such actual Distributable Cash for such Fiscal Year (based on the Company's audit) less amounts actually distributed pursuant to Section 9.3.1(a) above. Such distributions shall be paid in the following percentages and priority:

     (i) 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, until the Members have received, pursuant to this Section 9.3.1(b)(i) and Section 9.3.1(a), cash distributions for such Fiscal Year in an aggregate amount equal to the lesser of (A) the Company's Distributable Cash for such Fiscal Year and (B) $26,697,372 plus any unpaid Accrual as of the beginning of such Fiscal Year, and

     (ii) next, 100% to the holders of the SR Interests for Fiscal Year 1997, and thereafter 100% to the holders of the SR Interests until such holders have received an aggregate amount equal to the aggregate Beet Payment Reductions actually withheld by the Company since October 14, 2005 (and, for periods between January 1, 1997 and October 13, 2005, the equivalent thereof), net of the aggregate amount of cash used by SRSC since January 1, 1997 to reduce the amount of the Beet Payment Reduction that was actually withheld from the aggregate amount paid by SRSC to its members for the purchase of sugarbeets that were sold by SRSC to the Company.

     (iii) next, 20% to the holders of the AGM Interest and 80% to the holders of the SR Interest until the holders of the AGM Interest have received an aggregate amount equal to the dollar amount calculated by subtracting the amount of interest actually accrued on that certain indebtedness owed by SRSC to Valhi pursuant to the terms of that certain subordinated loan agreement dated as of May 14, 1997, as amended (the "SRSC Subordinated Debt") from April 1, 2000 from the interest which otherwise would have accrued on the SRSC Subordinated Debt from April 1, 2000 absent the amendments to the terms of the SRSC Subordinated Debt dated October 19, 2000 and October 14, 2005; and

     (iv) next, 5% to the holders of the AGM Interest and 95% to the holders of the SR Interest for the Company's 1997 Fiscal Year through and including the 2002 Fiscal Year, or 10% to the holders of the AGM Interest and 90% to the holders of the SR Interest, for the Company's 2003 Fiscal Year and thereafter.

To the extent the amounts distributed to the Members pursuant to Section 9.3.1(a) above exceed the Company's actual Distributable Cash for such Fiscal Year (based on the Company's audit), the Members shall be obligated to return to the Company, within 10 days following the completed audit of the books of the Company, an amount of cash equal to any excess of the aggregate amount actually distributed during such Fiscal Year to each Member (pursuant to Section 9.3.1(a) above) over such Member's respective share of the Company's actual Distributable Cash. The parties agree that, in the event any Member of the Company is obligated to return any amounts pursuant to the provisions of this Section 9.3.1(b), the Company may, at its option, withhold such amounts from amounts to be distributed to such Member pursuant to Section 9.3.1 or otherwise, provided, however, that in the case of the AGM Interest held by the Trust, the Company shall not withhold an amount which would cause the Trust to receive an amount, in any month, that is less than the scheduled payment of principal and interest on the Senior Notes for such month.

     (c) Notwithstanding the foregoing, any distribution to the holders of the SR Interest pursuant to this Section 9.3.1 will be reduced by any Excess Beet Payment made during such Fiscal Year (based upon final distribution of the Beet Payment), and any Excess Beet Payment made during such Fiscal Year will, for purposes of this Section 9.3.1, be treated as if distributed in cash to the holders of the SR Interest ratably at the times and in the manner set forth in
Section 9.3.1(a).

     (d) Amounts distributed to the holders of the AGM Interest pursuant to the provisions of Sections 9.3.1(a) and 9.3.1(b)(i) shall be considered "preferred returns" for purposes of Section 1.707-4(a)(3) of the Regulations.

     9.3.2. Except as provided below, the Company shall distribute any Distributable Cash from a Major Capital Event, (i) first, to the Members in an amount equal to any unpaid Accrual, 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, (ii) second, to the Members pro rata in accordance with their Sharing Ratios, until each Member has received an amount under this Section 9.3.2 equal in the aggregate to the Capital Contribution made by each Member, and (iii) third, to the Members in the percentages then in effect under Section 9.3.1(b)(iv).


Notwithstanding anything to the contrary in this Section 9.3.2, if a Major Capital Event is incident to or results in the liquidation of the Company, Distributable Cash therefrom shall be distributed in accordance with Section 13.3.

     9.3.3 No distribution shall be declared and paid unless, after the distribution is made, the fair value of assets of the Company are in excess of all liabilities of the Company and the Company will not be rendered insolvent within the meaning of UCC Section1-201(23).

     9.3.4 The parties acknowledge and understand that, pursuant to the Deposit Trust Agreement, any distribution paid in respect of the AGM Interest shall be paid to the Trust.

     9.3.5 The parties acknowledge and understand that, pursuant to the Deposit Trust Agreement, immediately upon any Retained Amount being accrued, the Trust will distribute to its beneficiaries all rights of the holders of the AGM Interest to receive any Retained Amounts, and, accordingly, the pledge of the AGM Interest pursuant to the SPT Pledge Agreement does not include a pledge of any rights held by the holders of the AGM Interest to receive any Retained Amounts accrued prior to the date of any Valhi Default or SRSC Default. Prior to any Valhi Default or SRSC Default, the Company may pay amounts in respect of Retained Amounts pursuant to the provisions of this Section 9 of the Company Agreement. Following any Valhi Default or SRSC Default which is continuing, each of AGM, the Trust and SRSC agree that no amounts shall be paid in respect of any Retained Amounts, except as may otherwise be approved by the holders of the Senior Notes. .

9.4 ACCOUNTING PRINCIPLES. The profits and losses of the Company for Income Tax purposes shall be determined in accordance with accounting principles applied on a consistent basis using the accrual method of accounting. It is intended that the Company will elect those accounting methods for federal income tax purposes which provide the Members with the greatest income tax benefits.


                                    ARTICLE X
                                      TAXES

10.1 ELECTIONS. Except as otherwise provided in this Company Agreement, the Management Committee may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company, provided that the Management Committee shall first provide reasonable written notice of any proposed tax election to each Member and shall provide each Member with an opportunity to comment on such proposed election.

10.2 TAXES OF TAXING JURISDICTIONS. All amounts withheld pursuant to the Code or any provisions of any state or local tax law with respect to any distribution to the Members shall be treated as amounts distributed in cash to the Members pursuant to Section 9.3 for all purposes under this Agreement. The Management Committee may, where permitted by the rules of any taxing jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the taxing jurisdiction, in which case the Company shall inform each Member of the amount of such tax interest and penalties so paid.

10.3 TAX MATTERS PARTNER. SRSC shall serve as the initial "tax matters partner" pursuant to Section 6231(a)(7) of the Code. The Management Committee may designate another Member as the "tax matters partner" of the Company. Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. Any Member who is designated tax matters partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the other Members. SRSC shall have the authority to represent the Company in all audits or other administrative proceedings with state or local taxing authorities subject to the same limits, notice requirements and approval requirements imposed on SRSC in its capacity as "tax matters partner" under this
Section 10.3.

10.4 TAX RETURNS. The "tax matters partner" shall cause all necessary federal, state and local income tax returns to be timely prepared and filed and shall furnish to each Member and Assignee a copy of any proposed return not less than 30 days prior to filing for the purpose of providing each Member and Assignee an opportunity to review such return and to discuss with the "tax matters partner" the appropriate treatment of any items of issues relevant to such return.


                                   ARTICLE XI
                       DISPOSITION OF MEMBERSHIP INTERESTS


11.1 GENERAL. Neither a Member nor an Assignee shall have the right to Dispose, except in the case of bankruptcy, all or any part of its Membership Interest to any Person, without the consent of the other Members which consent may be withheld in the absolute discretion of such non-transferring Members. Each Member and Assignee hereby acknowledges the reasonableness of the restrictions on sale and gift of the Membership Interests imposed by this Company Agreement in view of the Company's purposes and the relationship among the Members and Assignees. Notwithstanding the foregoing, any Membership Interest may be transferred, sold or otherwise Disposed pursuant to the provisions of Section
6.8. Accordingly, the restrictions on Disposition contained herein, other than any transfer, sale or Disposition pursuant to the provisions of Section 6.8, shall be specifically enforceable.

SRSC and the Company have consented to the transfer of the AGM Interest from AGM to the Trust and to the admission of the Trust as a Member of the Company, and the parties have agreed to waive the requirement set forth in Section 11.3.1 of the Company Agreement that the Trust provide a legal opinion in connection with such transfer. The Company agrees that it has received from the Trust all information and agreements required pursuant to Section 11.3.2 of the Company Agreement.



11.2 REQUIREMENTS OF TRANSFER. No Disposition of a Membership Interest in the Company shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such Disposition) has been provided to the Company and the non-transferring Members.

11.3 DISPOSITION. Any Member or Assignee may Dispose of all or a portion of the Member's or Assignee's Membership Interest upon compliance with this Article XI. In addition to the other requirements of this Article XI, no Membership Interest shall be Disposed of:

     11.3.1 without an opinion of counsel satisfactory to the Management Committee that such assignment is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws;

     11.3.2 unless and until the Company receives from the Assignee the information and agreements that the Management Committee may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any taxing jurisdiction;

     11.3.3 without the consent of all Members if such Disposition when added to the total of all other Dispositions within the preceding twelve (12) months would result in the Company being considered to have terminated within the meaning of Code section 708; and

     11.3.4. unless and until the Company receives from the Assignee its written agreement to be bound by and subject to the terms hereof.

11.4 TRANSFEREE NOT MEMBER IN ABSENCE OF CONSENT. Notwithstanding anything contained in this Agreement to the contrary, if any proposed assignment of the transferring Member's Membership Interest to an Assignee which is not a Member is not unanimously approved by the Members (which approval may be withheld in the absolute discretion of the Members), then the Assignee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. In the event that an Assignee does not become a Member of the Company, the Assigning Member shall retain all rights to participate in the management of the business and the affairs of the Company, including all Member voting rights and all other rights not transferred to Assignee, and the Assigning Member shall be entitled to exercise all such rights on its own behalf or on behalf of the Assignee to the same extent as prior to any such transfer.

11.5 DISPOSITIONS NOT IN COMPLIANCE WITH THIS ARTICLE VOID. Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Article XI shall be, and is declared to be, null and void ab initio.


                                   ARTICLE XII
                  ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

Any Person may become a Member of this Company upon (i) the unanimous consent of the Members or (ii) pursuant to Article XI as an Assignee of a Member's Interest or any portion thereof, subject to the terms and conditions of this Company Agreement. No new Members shall be entitled to any retroactive allocation of losses, income, expenses or deductions incurred by the Company. The Management Committee may, in its reasonable discretion, at the time an Additional Member or Substituted Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, expenses and deductions to an Additional Member or Substituted Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.


                                  ARTICLE XIII
                           DISSOLUTION AND WINDING UP

13.1 DISSOLUTION.

     13.1.1 Subject to the provisions of Section 6.8, the Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

     (a) the unanimous vote of all Members;

     (b) upon the death, insanity, retirement, resignation, or dissolution of a Member or upon a Member becoming a Bankrupt Member or occurrence of any other event which terminates the continued membership of a Member in the company (a "Withdrawal Event"), unless the business of the Company is continued by the affirmative vote of the remaining Members holding a Majority of the SR Interest (if any) and the remaining Members holding a Majority of the AGM Interest (if any) within 90 days after the Withdrawal Event; and

     (c) the entry of a decree of dissolution pursuant to Section 18-802 of the Act.

     13.1.2 Notwithstanding anything to the contrary in this Company Agreement, if the dissolution of the Company is approved by the affirmative vote of all Members pursuant to Section 13.1.1(a), then all of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than ten (10) days) thereafter.

     13.1.3 As soon as possible following the occurrence of any of the events specified in this Article XIII effecting the dissolution of the Company, an appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Delaware Secretary of State and file same with the Delaware Secretary of State's office.

     13.1.4 If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his assets, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling his estate or administering his assets.

     13.1.5 Except as expressly permitted in this Company Agreement, a Member shall not voluntarily resign or take any other voluntary action which directly causes a Withdrawal Event. Damages for breach of this Section 13.1.5 shall be monetary damages only, and such damages may be offset against distributions by the Company to which such resigning Member would otherwise be entitled.

13.2 EFFECT OF DISSOLUTION. Upon the dissolution of the Company which is not followed by an election pursuant to Section 13.1.1(b) to continue the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

13.3 WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS.

     13.3.1 Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Management Committee shall immediately proceed to wind up the affairs of the Company.

     13.3.2 Subject to Article XIX of this Company Agreement, and if the Company is dissolved and its affairs are to be wound up, the Management Committee shall:

     (a) Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Management Committee may determine to distribute any assets to the Members in kind);

     (b) Allocate any Net Profits or Net Losses resulting from such sales to the Members' and Assignee's Capital Accounts in accordance with Article IX hereof;

     (c) Discharge all liabilities of the Company, including liabilities to Members and Assignees who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members and Assignees for distributions and the return of capital, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Assignees, the amounts of such reserves shall be deemed to be an expense of the Company); and

     (d) Distribute the Company assets as follows:

     (i) First, to all Members and Assignees in an amount equal to their respective positive Capital Account balances taking into account all Capital
Account adjustments for the Company's taxable year in which the liquidation occurs; provided, that to the extent the positive Capital Account balance of the holders of the AGM Interest exceeds the positive Capital Account balance of the holders of the SR Interest , such excess shall be paid to the holder of the AGM Interest first, prior to any distribution to the holder of SR Interest; and

     (ii) Then, to the Members in the percentages then in effect as set forth in
Section 9.3.1(b)(iv); provided, however, that if the dissolution of the Company occurs pursuant to Section 13.1.1(d), then the Members shall endeavor to terminate and dissolve the Company and distribute its assets, so that upon such distribution the holder of the SR Interest will receive a sum in cash equal to its Initial Capital Contribution and the holder of the AGM Interest will receive, in kind, all remaining assets of the Company.

     13.3.3 Notwithstanding anything to the contrary in this Company Agreement, upon a liquidation within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

     13.3.4 Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

     13.3.5  The   Management   Committee   shall  comply  with  any  applicable
requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

13.4 CERTIFICATE OF DISSOLUTION. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to the Members, the certificate of dissolution shall be executed in duplicate and shall be delivered to the Delaware Secretary of State. Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Management Committee shall have authority to distribute any Company assets discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

13.5 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER MEMBERS Except as provided by law or as expressly provided in this Company Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member, except to the extent any Member knowingly received a distribution made in violation of this Company Agreement.


                                   ARTICLE XIV
                                    AMENDMENT


14.1 AMENDMENT OF COMPANY AGREEMENT. This Company Agreement may be amended from time to time only by a written instrument adopted and executed by the unanimous vote or written consent of all Members.

14.2 AMENDMENTS UPON A MAJOR CAPITAL EVENT. Upon the occurrence of a Major Capital Event, the Members agree to negotiate in good faith to amend this Company Agreement as necessary or desirable to reflect any economic or structural changes to the Company or among the Members which may have resulted from such Major Capital Event.


                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

15.1 ENTIRE AGREEMENT. This Company Agreement represents the entire agreement among all the Members and between the Members and the Company and supersedes all prior oral or written agreements and understandings with respect to the subject matter of this Company Agreement.

15.2 NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES. The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

15.3 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER COMPANY AGREEMENT. This Company Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members and their successors and assignees. This Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person except to the extent specifically provided herein. Except and only to the extent expressly provided in this Company Agreement or by applicable statute, no such creditor or third party shall have any rights under this Company Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

15.4 CONFIDENTIALITY. Each of the Members acknowledges that, in its capacity as such, it will have access to trade secrets and confidential information of the Company (collectively, the "Information"), and each agrees that such Information belongs exclusively to the Company. The Information shall include any information which is or has been disclosed to a Member, or of which such Member became aware as a consequence of or through its status as a Member of the Company, which has value to the Company, is not generally known by the public or the Company's competitors and which is treated by the Company as confidential, whether or not such material or information is marked `confidential." The obligation of confidentiality imposed by this Section 15.4 shall not apply to any information (and, as used in this Agreement, the term Information shall not include any information) that is: (i) ascertainable from public or published information or trade sources (provided such information has not been made public from any act or omission of the disclosing Member); or (ii) required to be publicly disclosed by law, rule, regulation or court order. Each Member acknowledges and agrees that the Information is a unique asset of the Company which is of a confidential nature and has significant value and that the disclosure of all or any part of the Information to third Persons may be damaging to the Company. Each Member agrees that, during the term of the Company, it will keep confidential and not directly or indirectly divulge, furnish or make accessible to anyone any of the Information, unless (i) the Management Committee determines that such disclosure would be in the best interest of the Company; (ii) such disclosure is necessary in order for such Member to enforce its rights or perform its obligations under this Agreement,
(iii) such disclosure is required by law, rule, regulation or court order or by rule of any stock exchange or similar entity listing the securities of the Member or an Affiliate of such Member, or (iv) such disclosure is to financial representatives, counsel, accountants or business advisors of such Member or to a prospective acquiror of such Member's or any of its parent's business or assets, provided that such Persons agree to be bound by a similar, appropriate confidentiality agreement.

15.5 AGREEMENT, EFFECT OF INCONSISTENCIES WITH ACT. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Members hereby agree to the terms and conditions of this Company Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Company Agreement shall be the sole source of agreement among the Members, and, except to the extent a provision of this Company Agreement expressly incorporates federal income tax rules by reference to Sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Company Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Company Agreement is prohibited or ineffective under the Act, this Company Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Company Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The parties hereby agree that each party shall be entitled to rely on the provisions of this Company Agreement, and no party shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Company Agreement. The Members and the Company hereby agree that the duties and obligations imposed on the Company and the Members as such shall be those set forth in this Company Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

15.6 NOTICE.

     15.6.1 Any notice to any Member shall be at the address of such Member set forth in APPENDIX A hereto or such other mailing address of which such Member shall advise the Company in writing. Any notice to the Company shall be at the principal office of the Company as set forth in Section 1.6 hereof or such other address as amended by the Management Committee, upon due notice to each Member in accordance with this Section 15.6.

     15.6.2 Any notice hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or sent by United States mail, or by facsimile transmission, and will be deemed received,
(i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight courier, when actually received,
(iii) if sent by facsimile transmission on the date sent, and (iv) if delivered by hand, on the date of receipt.

     15.6.3. Numerical or alphabetic references to articles, sections, paragraphs, clauses, schedules, exhibits and appendices in this agreement are to articles, sections, paragraphs, clauses, schedules, exhibits and appendices of this Company Agreement unless otherwise stated.


                                   ARTICLE XVI
                                REMEDY PROVISIONS

16.1 TRIGGERING EVENT. Subject to the provisions of Section 6.8, upon the occurrence of a Triggering Event, the holders of the AGM Interest will be entitled to enforce the provisions of this Company Agreement specifically, to recover damages by reason of any breach of any provision of this Company Agreement and to exercise all other rights to which they may be entitled. The Company and its Members agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Company Agreement and that the holders of the AGM Interest may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Company Agreement.

16.2 MANAGEMENT COMMITTEE.

     16.2.1 In addition to any other remedies provided by this Company Agreement, and subject to the provisions of Section 6.8, if at any time the unpaid Accrual exceeds the Accrual Threshold, or upon the occurrence of a Triggering Event, the holders of the AGM Interest voting separately as a class shall have the right to elect a majority of the representatives to the Management Committee. Whenever the holders of the AGM Interest shall be entitled to elect such representatives in accordance with the terms of this Section 16.2, then at the request of a holders of a Majority of the AGM Interest, the secretary of the Company (or if at the time the Company has no secretary, then the chief executive officer or president of the Company) shall call a special meeting of the holders of the AGM Interest, such special meeting to be held within 60 days after the date on which the Accrual is equal to or exceeds the Accrual Threshold or such Triggering Event occurs and at the request of the holders of a Majority of the AGM Interest, for the purpose of enabling the holders of the AGM Interest to elect such representatives to the Management Committee; provided, however, that such special meeting need not be called if the holders of the AGM Interest have duly elected representatives by a written consent or power of attorney executed by holders of at least a Majority of the AGM Interest or otherwise. At any such special meeting, the presence, in person or by proxy, of a Majority of the AGM Interest shall be required and be sufficient to constitute a quorum for the election of any Management Committee representative and the affirmative vote of Majority of the AGM Interest so present at such meeting shall be sufficient to elect any such representative.

     16.2.2 Immediately after the date on which the Accrual equals or exceeds the Accrual Threshold or such Triggering Event occurs and at the request of the holders of a Majority of the AGM Interest, the number of representatives to the Management Committee shall be set at eleven, with five of such representatives being representatives then in office or otherwise selected by the holders of a Majority of the SR Interest, and six of such representatives being selected by the holders of a Majority of the AGM Interest. Any representative elected by the holders of the AGM Interest shall cease to serve as a representative whenever no unpaid Accrual exists and all Accrual amounts have been paid in full and any Triggering Event has been cured. If, prior to the end of the term of any representative elected by the holders of the AGM Interest, a vacancy in the office of such representative shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled for the unexpired term by the remaining representative or representatives elected by the holders of the AGM Interest, or in the event there is no such remaining representative, by a vote of the holders of the AGM Interest as provided in this
Section 16.2.2. Any representative elected by the holders of the AGM Interest may be removed with or without cause only by the vote of the holders of a Majority of the AGM Interest.

I          16.2.3 Subject to Article XIX of this Company Agreement, and notwithstanding the foregoing, the holders of the AGM Interest hereby waive any rights they may have under this Section 16.2 of the Company Agreement by reason of the failure of the Company to pay a distribution pursuant to Section 9.3.1(a) during the period from April 15, 2000 through October 19, 2000, or by reason of the unpaid Accrual exceeding the Accrual Threshold during the period from April 15, 2000 through October 19, 2000.

                                  ARTICLE XVII
                         REDEMPTION OF THE AGM INTEREST

17.1 OPTIONAL REDEMPTION BY THE COMPANY. At any time and from time to time after the 30th anniversary of the Effective Date, the Company may redeem all but not less than all of the AGM Interest at a price equal to the Redemption Price. If the Company desires to redeem all of the AGM Interest as permitted by this
Section 17.1, the Company shall mail holders of the AGM Interest written notice of such determination at least 60 days and not more than 90 days prior to the date specified in such notice for redemption of the AGM Interest.

17.2 MANDATORY REDEMPTION UPON REQUEST OF A HOLDER. Subject to Section 6.8, at any time and from time to time on or after the fifth anniversary of the Effective Date, any holder of the AGM Interest may provide the Company with written notice of the holder's intent to require the Company to redeem all or part of the AGM Interest held by such holder. The Company shall redeem all of the AGM Interest specified in such redemption notice, at a price equal to the Redemption Price, on a date set by the Company, which shall be within 15 days of the date of the holder's redemption notice. For purposes of this Article XVII, the "Redemption Date" shall be the date specified by the Company for redemption of the AGM Interest pursuant to Sections 17.1 and 17.2.

17.3 REDEMPTION PRICE. The Company will be obligated on the Redemption Date to pay to the holders of the AGM Interest being redeemed (upon surrender by such holder at the Company's principal office of the certificate representing such AGM Interest) an amount in immediately available funds equal to the Redemption Price. If the funds of the Company legally available for redemption of the AGM Interest on the Redemption Date are insufficient to redeem the AGM Interest to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible amount of the AGM Interest ratably among the holders of the AGM Interest to be redeemed based upon the aggregate amounts to be paid to each such holder. At any time thereafter, when additional funds of the Company are legally available for the redemption of the AGM Interest, such funds will immediately be used to redeem the balance of the AGM Interest which the Company has become obligated to redeem on the Redemption Date but which it has not redeemed.

17.4 DISTRIBUTIONS AFTER REDEMPTION DATE. Following the establishment of a Redemption Date by the Company, the Company may set aside all funds necessary for such redemption or reserve such funds by means of an irrevocable letter of credit, separate and apart from the other funds of the Company, in trust for the benefit of the holders of the AGM Interest to be redeemed, pro rata, so as to be and continue to be available therefor, then from and after the Redemption Date, the AGM Interest shall no longer be deemed outstanding, the right to receive distributions thereon shall cease to accrue and all rights with respect to such AGM Interest subject to redemption shall forthwith at the close of business on such Redemption Date cease and terminate except only the right of the holders thereof to receive the Redemption Price of the AGM Interest so to be redeemed. Any moneys so set aside by the Company and unclaimed at the end of three years from the date fixed for redemption shall revert to the general funds of the Company and the right of holders of the AGM Interest to receive the Redemption Price will be unaffected thereby.

17.5 CERTIFICATES. In case fewer than the total amount of the AGM Interest represented by any certificate are redeemed, a new certificate representing the amount of the AGM Interest shall be issued to the holder thereof without cost to such holder as soon as practicable after surrender of the certificate representing the redeemed the AGM Interest.

17.6 OTHER REDEMPTIONS OR ACQUISITIONS. Without consent of the holders of a Majority of the AGM Interest, the Company shall not redeem or otherwise acquire any of the AGM Interest, except (i) as expressly authorized herein or (ii) pursuant to a purchase offer made pro-rata to all holders of the AGM Interest on the basis of the amount of the AGM Interest held by each such holder.


                                  ARTICLE XVIII
                               GRANT OF PUT OPTION

18.1 GRANT OF PUT OPTION. SRSC hereby grants to the holder of the AGM Interest and its successors and assigns, an option (the "Put Option") giving the holder of the AGM Interest and its successors and assigns the right to sell to SRSC, and its successors or assigns (and requiring SRSC and its successors and assigns to purchase), all or any portion of the AGM Interest, in exchange for the Put Option Consideration. Subject to Section 6.8, the Put Option is exercisable, from time to time and in amounts as set forth below, at any time and from time to time on or after the fifth anniversary of the Effective Date, and concurrently with the time that Valhi makes any principal payment on the Valhi Loans, unless the Company has previously redeemed in full all of the AGM Interest pursuant to Article XVII. The holder of the AGM Interest may exercise the Put Option by giving written notice to SRSC of its intent to do so (the "Put Notice"). The Put Notice shall include a statement of the holder of the AGM Interest's determination of the Put Option Consideration and that proportion of the AGM Interest that shall be sold. The portion of the AGM Interest sold pursuant to any Put Notice (such portion to be determined as if all of the AGM Interest originally issued to AGM were then outstanding) shall not exceed the proportion that the principal payment giving rise to such Put Notice bears to the original principal balance of the Valhi Loans.

18.2 CLOSING OF PUT OPTION. The closing of the sale of the AGM Interest pursuant to the Put Option shall be held at the offices of the Company on the date set forth by the holder of the AGM Interest in the Put Notice (unless otherwise delayed in accordance with the provisions of Section 18.3 below) or at such other time and place as the holders of the AGM Interest and SRSC may agree. At the closing, SRSC shall pay to the holder of the AGM Interest the Put Option Consideration by wire transfer of funds, and the holder of the AGM Interest shall deliver an assignment of the AGM Interest in a form reasonably acceptable to SRSC, pursuant to which the AGM Interest will be transferred to SRSC or its permitted designee free and clear of any liens or encumbrances (other than encumbrances that secure indebtedness of the Company).

18.3 REGULATORY APPROVAL. The consummation of the assignment of the AGM Interest pursuant to the exercise of the Put Option may be delayed until the expiration or earlier termination of any waiting period, and the receipt of any approval, imposed or required by any statute or any regulation promulgated by any governmental or regulatory authority. If it is determined that any such waiting period or prior approval is required to be complied with or obtained, then each of SRSC and the holder of the AGM Interest the shall use their diligent best efforts (a) in connection with the filing or providing of any information in connection therewith (including, without limitation, a notice and report under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended and (b) to obtain the approval required.



                                   ARTICLE XIX
                              SNAP-BACK PROVISIONS

19.1 SNAP-BACK PROVISIONS. Subject to Section 6.8, if, at any time, either (i) the Company fails to make the Beet Payment Reduction (and hence generates Distributable Cash in any Fiscal Year in the aggregate amount of less than $25 million) or (ii) the unpaid Accrual exceeds the Accrual Threshold, then, at the option of the holders of the AGM Interest in their sole discretion, which option may be exercised by said holders by giving notice to SRSC and the Company pursuant to Section 15.6 of this Company Agreement, any one or more of the provisions noted below in this Article XIX shall immediately, and retroactively to January 3, 1997, become applicable and operative and supersede the indicated portion or section of this Company Agreement, and such superseded portion or section of this Company Agreement shall thereafter be null and void; provided, however, that any such voidance or nullification shall not relieve either the Company or SRSC of their respective obligations to fully carry out and take all actions provided for and consistent with any SRSC Annual Irrevocable Cash Plan previously approved by SRSC's Board of Directors for any given Fiscal Year.

     19.1.1. The definition of Accrual contained in Article II of this Company Agreement would be amended to read in its entirety as follows: "ACCRUAL - shall mean the sum of (i) the positive excess, if any, of (A) the product of $2,224,781 times the cumulative number of months which have elapsed during any Fiscal Year of the Company, commencing with January 1, 1997, less (B) the cash distributions to all Members pursuant to Section 9.3.1(a) in connection with such months and less the cash distributions pursuant to Section 9.3.1(b)(i) for the Fiscal Year relating to such months, plus (ii) interest on any amount determined pursuant to clause (i), compounded annually, at an annual rate of 10.145%, calculated from the date cash distributions for such month are or would have been made pursuant to Section 9.3.1(a) to the date the Accrual relating to such date is actually distributed to the Members pursuant to Section 9.3.1; provided, however, that the Deferral shall not be included in any Accrual."

     19.1.2. The definition of Accrual Threshold contained in Article II of this Company Agreement would be amended to read in its entirety as follows: "ACCRUAL THRESHOLD - means the amount of $10,526,316."

     19.1.3. The (i) definition of Deferral would be added to Article II of this Company Agreement to read in its entirety as follows: "DEFERRAL - means the sum of (a) $30,546.18, together with interest on such amount at a rate of 10.145% per annun, compounded annually, from May 14, 1997, and (b) $6,556,152.00, together with interest on such amount at a rate of 5.0725% per annun, compounded annually, from March 27, 1998," and (ii) the definition of Retained Amounts would be amended to read in its entirety as follows: "RETAINED AMOUNTS - means the sum of (i) 95% of any Accrual, (ii) 100% of any Deferral, plus (iii) 100% of any interest accrued on any such Deferral."

     19.1.4. Section 9.3.1(b) of this Company Agreement would be amended in its entirety to read as follows:

     "(b) Within 10 days following the completed audit of the books of the Company for each Fiscal Year commencing with Fiscal Year 1997, the Company will determine its actual Distributable Cash for such Fiscal Year and provide written notice of such determination to each Member. If the Company's actual Distributable Cash for such Fiscal Year (based on such audit) exceeds amounts previously distributed to Members for such Fiscal Year pursuant to Section 9.3.1(a) above, then, within 30 days following such audit, the Company shall distribute to its Members cash in an aggregate amount equal to 100% of such actual Distributable Cash for such Fiscal Year (based on the Company's audit) less amounts actually distributed pursuant to Section 9.3.1(a) above. Such distributions shall be paid in the following percentages and priority:

     (i) 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, until the Members have received, pursuant to this Section 9.3.1(b)(i) and Section 9.3.1(a), cash distributions for such Fiscal Year in an aggregate amount equal to the lesser of (A) the Company's Distributable Cash for such Fiscal Year and (B) $26,697,372 plus any unpaid Accrual as of the beginning of such Fiscal Year, and

     (ii) next, 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, until such holders have received an aggregate amount of $15,789,474 (on a cumulative basis for all Fiscal Years of the Company commencing with Fiscal Year 1997), provided that the Members shall have no right to any distribution pursuant to this Section 9.3.1(b)(ii) for any Fiscal Year following the Company's 2002 Fiscal Year, whether or not the Members have received all or any part of the distribution pursuant to this Section 9.3.1(b)(ii) (provided that this shall not affect the Member's rights to receive any Deferral amount after the Company's 2002 Fiscal Year, to the extent such Deferral amount arose prior to the Company's 2002 Fiscal Year), and

     (iii) next, 5% to the holders of the AGM Interest and 95% to the holders of the SR Interest for the Company's 1997 Fiscal Year through and including the 2002 Fiscal Year, or 10% to the holders of the AGM Interest and 90% to the holders of the SR Interest, for the Company's 2003 Fiscal Year and thereafter.

To the extent the amounts distributed to the Members pursuant to Section 9.3.1(a) above exceed the Company's actual Distributable Cash for such Fiscal Year (based on the Company's audit), the Members shall be obligated to return to the Company, within 10 days following the completed audit of the books of the Company, an amount of cash equal to any excess of the aggregate amount actually distributed during such Fiscal Year to each Member (pursuant to Section 9.3.1(a) above) over such Member's respective share of the Company's actual Distributable Cash. The parties agree that, in the event any Member of the Company is obligated to return any amounts pursuant to the provisions of this Section 9.3.1(b), the Company may, at its option, withhold such amounts from amounts to be distributed to such Member pursuant to Section 9.3.1 or otherwise."

     19.1.5. The phrase "Section 9.3.1(b)(iv)" contained in each of Section 9.1.1(c), 9.1.2(d) and 13.3.2(d)(ii) of this Company Agreement would be amended to read "Section 9.3.1(b)(iii)."

     19.1.6.  Section 9.3.1 (d) of this Company Agreement shall be renumbered as
Section 9.3.1(e), and Section 9.3.1(d) of this Company Agreement would be amended in its entirety to read as follows:

     "(d) Notwithstanding the foregoing,

     (i) the holders of the AGM Interest may not receive any distribution for either of the Company's 1997 or 1998 Fiscal Years that, when added to all other distributions for such Fiscal Year, will exceed an aggregate of $25,362,500, and

     (ii) until September 30, 2005, no amounts shall be distributed to the holders of the AGM Interest pursuant to the provisions of Sections 9.3.1(b)(ii) and (b)(iii) above.

The amounts that would otherwise have been distributed to the holders of the AGM Interest, but for the provisions of Sections 9.3.1(d)(i) and (d)(ii) above, (which, including interest, is referred to as the Deferral), shall instead be paid dollar for dollar to the holders of the SR Interest at the times set forth in Section 9.3.1(a) or Section 9.3.1(b), as appropriate. Following September 30, 2005, amounts which would otherwise be distributed to the holders of the SR Interest pursuant to Sections 9.3.1(b)(ii) and (b)(iii) shall be reduced, and such distribution shall instead be paid dollar for dollar to the holders of the AGM Interest, until the date an aggregate amount equal to such Deferral is actually paid to the holders of the AGM Interest pursuant to this Section 9.3.1(d)."

     19.1.7. The first sentence of Section 9.3.2 of this Company Agreement would be amended in its entirety to read as follows: "Except as provided below, the Company shall distribute any Distributable Cash from a Major Capital Event, (i) first, to the Members in an amount equal to any unpaid Accrual, 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, (ii) second, to the holders of the AGM Interest, until such holders have received an amount equal to any Deferral, (iii) third, to the Members pro rata in accordance with their Sharing Ratios, until each Member has received an amount under this
Section 9.3.2 equal in the aggregate to the Capital Contribution made by each Member, and (iv) fourth, to the Members in the percentages then in effect under
Section 9.3.1(b)(iii) ."

     19.1.8. Section 16.2.3 of this Company Agreement would be deleted in its entirety.

                                  * * * * * * *

                               * * * * * * * * * *

                                   CERTIFICATE

                               * * * * * * * * * *

The undersigned hereby agree, acknowledge and certify that the foregoing Amended and Restated Company Agreement constitutes the Amended and Restated Company Agreement of The Amalgamated Sugar Company LLC, adopted by the Company and its Members January 3, 1997, to be effective for tax and accounting purposes as of December 31, 1996, as amended and restated through October 14, 2005.


COMPANY:

THE AMALGAMATED SUGAR COMPANY LLC

By:      /s/Dave Budge
         -----------------------------------------------------
         Dave Budge
         Vice President


MEMBERS:

SNAKE RIVER SUGAR COMPANY

By:      /s/Dave Budge
         -----------------------------------------------------
         Dave Budge
         Vice President


                          AMALGAMATED COLLATERAL TRUST

By: ASC Holdings, Inc., Company Trustee

By:      /s/Gregory M. Swalwell
         --------------------------------------------
         Gregory M. Swalwell
         Vice President

                                   Appendix A


------------------------------------------------ ---------------------- ---------------- --------------------------
                    Member                             Initial             Initial               Initial
                                                       Capital              Shares          Representatives to
                                                     Contribution             Of                Management
                                                          and               Total               Committee
                                                         Value             Capital

------------------------------------------------ ---------------------- ---------------- --------------------------
Amalgamated Collateral Trust                       $250,000,0000          94.7%            None

c/o Wilmington Trust
Company, as Resident Trustee
Rodney Square North
1100 N. Market St.
Wilmington, DE 19890-0001

And

c/o ASC Holdings, Inc., as Company Trustee
Three Lincoln Center
5430 LBJ Freeway
Suite 1700
Dallas, Texas  75240
------------------------------------------------ ---------------------- ---------------- --------------------------
With a copy to:
Valhi, Inc.
Three Lincoln Center
5430 LBJ Freeway
Suite 1700
Dallas, Texas  75240
Attn: General Counsel

------------------------------------------------ ---------------------- ---------------- --------------------------
Snake River Sugar Company                          $14,000,000            5.3%           1.  Terry Ketterling
Attn:  Ralph C.  Burton,  President  and  Chief                                          2.  Scott Stevenson
Executive Officer.                                                                       3. Duane Ramseyer
3184 Elder Street                                                                        4. Doug Maag
Boise, Idaho  83705                                                                      5.  Mike Driscoll
                                                                                         6.  Todd Merrigan
                                                                                         7.  Duane Grant


------------------------------------------------ ---------------------- ---------------- --------------------------